EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

D. PATRICK CURRY

2008 DENNIS PATRICK CURRY GRANTOR RETAINED ANNUITY TRUST

KEVIN B. WILSHERE

TAG HOLDINGS, LLC

THE ANALYSIS GROUP, LLC

and

THE KEYW HOLDING CORPORATION

THE KEYW CORPORATION

Dated as of February 22, 2010

TABLE OF CONTENTS

5.21	Government Contracts and Subcontracts	36
5.22	Banking Relationships	39
5.23	Improper and Other Payments	39
5.24	Customer and Suppliers	39
5.25	Accounts Receivable; Inventory	40
5.26	Subsidiaries	40
5.27	Termination of Credit Agreement	41
5.28	No Other Representations and Warranties	41
SECTION 6: REPRESENTATIONS AND WARRANTIES OF KHC		41
6.1	Organization, Standing and Power	41
6.2	Authorization, Execution and Enforceability	42
6.3	No Conflict or Violation	42
6.4	No Consent or Filing	42
6.5	No Litigation; Compliance with Laws	42
6.6	No Brokers	43
6.7	Securities Act	43
6.8	Experience	43
6.9	Capitalization; KHC Shares	43
6.10	Financial Information	44
6.11	No Undisclosed Liabilities	45
6.12	Conduct of Business; No Company Material Adverse Effect	45
6.13	Material Contracts	45
6.14	Property and Assets	45
6.15	Tax Matters	46
6.16	Government Contracts	46
6.17	Solvency	47
6.18	Full Disclosure	47
6.19	KHC Acknowledgement	48
6.20	No Other Representations and Warranties	48
SECTION 7: COVENANTS		48
7.1	Confidentiality	48
7.2	Further Actions	49
7.3	Publicity	49
7.4	Expenses	50
7.5	[Reserved]	50
7.6	DSS	50
7.7	Employees	50
7.8	Manager and Officer Indemnification	50
7.9	Tax Returns	51
7.10	Cooperation on Tax Matters	52
7.11	Tax Adjustment	53
7.12	Certain Post-Closing Payments	54
SECTION 8: INDEMNIFICATION		54
8.1	Survival Period	54
8.2	Indemnification by the Members and Contributor	55
8.3	Indemnification by KHC	56

8.4	Third Party Claims	57
8.5	Limitations on Indemnification	57
8.6	Cooperation	59
8.7	Subrogation	59
8.8	Exclusive Remedy	59
SECTION 9: DELIVERIES AT CLOSING		60
9.1	Deliveries by Contributors, the Member or the Company at the Closing	60
9.2	Deliveries by KHC to Contributors at the Closing	60
SECTION 10: MISCELLANEOUS		61
10.1	Interpretation	61
10.2	Governing Law	61
10.3	Counterparts; Facsimile	61
10.4	Notices	62
10.5	Severability	63
10.6	Binding Effect	63
10.7	Assignment	63
10.8	No Third Party Beneficiaries	63
10.9	Reserved	63
10.10	Entire Agreement; Amendments and Waivers	64
10.11	Guaranty	64

Exhibits

Exhibit A – Member Ownership of Contributor
Exhibit B-l – Form of Consideration Note
Exhibit B-2 – Form of Escrow Note
Exhibit C – DCU Participants and Payments

EXECUTION VERSION

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, is dated as of February 22, 2010 (the “Agreement”), among The KEYW Holding Corporation, a Maryland corporation (“KHC”), TAG Holdings, LLC, a Virginia limited liability company (“Contributor”), The Analysis Group, LLC, a Virginia limited liability company (“Company”), D. Patrick Curry (“Curry”), 2008 Dennis Patrick Curry Grantor Retained Annuity Trust, (“Trust”), Kevin B. Wilshere (“Wilshere” and together with Curry and the Trust, the “Members” and each a “Member”) and solely for purposes of Section 10.11 below, The KEYW Corporation, a Maryland corporation and a wholly-owned subsidiary of KHC (the “Guarantor” or “KEYW”).

RECITALS

WHEREAS, Members are the owners of all the issued and outstanding limited liability company interests of Contributor;

WHEREAS, Contributor is the owner of all of the issued and outstanding limited liability company interests of the Company (the “Interests”);

WHEREAS, KHC desires to acquire all of the Interests and Contributor desires to contribute to KHC, all right, title and interest of Contributor in and to the Interests, in exchange the consideration set forth herein, on the terms and subject to the conditions set forth herein;

WHEREAS, following the transactions contemplated hereby, KHC will own 100% of the ownership interests in the Company; and

WHEREAS, the transactions contemplated hereby are in contemplation of a potential subsequent initial public offering of KHC.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1: DEFINED TERMS

1.1          Certain Definitions.

For purposes of this Agreement, the following terms have the meanings specified in this Section 1.1:

“2009 Financial Statements” shall have the meaning set forth in Section 5.7(b).

“A5XP Contract” shall mean that certain contract for Strategic Plans and Policy Support Services to be awarded by the United States Air Force under procurement number GSC-TFMG-09-32148.

“A5XP Protest Reimbursements” shall mean amounts reimbursed to the Company following the Closing for Company costs and expenses incurred by the Company in connection with the Company’s successful protest of the award of the A5XP Contract (Bid No. B-401726).

“Accounts Receivable” means the accounts receivable, and any other accounts, notes and other receivables of the Company, calculating using line items and methodology consistent with the Balance Sheet.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” shall have the meaning set forth in Section 2.2(a).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocation Schedule” shall have the meaning set forth in Section 7.9(e).

“Annual Financial Statements” shall have the meaning set forth in Section 5.7(a).

“Average Gross Margin” shall mean the sum of (A) (1) the Gross Margin for the period beginning January 1, 2010 through December 31, 2010 plus (2) the Gross Margin for the period beginning January 1, 2011 through December 31, 2011, divided by (B) 2.

“Average Revenue” shall have the meaning set forth in Section 2.2(d)(i)(l).

“Balance Sheet” means the unaudited balance sheet of the Company as of October 31, 2009.

“Balance Sheet Date” means the date of the Balance Sheet.

“Buy-Sell Agreement” means the Buy-Sell Agreement, dated January 1, 2007, by and among the Company and the Contributors.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York City are authorized or obligated by Law or executive order to close.

“Cash” means, as of the date of determination, the difference of (a) the aggregate amount of cash and cash equivalents held as of 5:00 p.m. (Eastern Time) in the bank accounts, including money market accounts, of the Company, plus (b) deposits in transit and deposits not yet cleared minus (c) the aggregate balance of all outstanding checks written against such accounts.

“Cash Consideration” shall have the meaning set forth in Section 2.2(a).

“Change of Control” shall mean (i) any change, in a single or series of related transactions, of fifty percent (50%) or more of the combined voting power of all classes of the voting equity or other economic interests (including assets) of any member or members of the KEYW Group whose revenue, individually or combined, is equal to or greater than fifty percent (50%) of the aggregate revenue of all members of the KEYW Group immediately prior to such transaction or series of related transactions; provided, that the issuance of the equity of a member of the KEYW Group as consideration in connection with a member of the KEYW Group’s acquisition of assets, equity or other property of another Person or Persons shall not in any event constitute a Change of Control, or (ii) (x) a sale, or other disposition of a majority of the assets of the Company, (y) a transfer or sale of more than fifty percent (50%) of the combined voting power of all classes of the voting equity of the Company, or (z) a merger or consolidation involving the Company in which the Company’s voting equity interests outstanding immediately prior to such merger or consolidation are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and a third party controls the Company as a result.

“Claim” shall have the meaning set forth in Section 8.4.

“Closing” means the consummation of the transactions set forth in Section 2.

“Closing Date” means the date hereof.

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), properties, results of operations, or financial condition of the Company; provided, however, that effects caused solely by (a) adverse changes in general economic or political conditions or (b) changes in Laws or orders of any Governmental Authority or changes in GAAP or other applicable accounting rules, in each case, which do not affect the Company disproportionately to other companies in its industry, shall be deemed to not constitute a “Company Material Adverse Effect” and shall not be considered in determining whether a “Company Material Adverse Effect” has occurred.

“Company Operating Agreement” shall have the meaning set forth in Section 2.1(c).

“Consideration Note” shall have the meaning set forth in Section 2.2(a).

“Contribution” shall have the meaning set forth in Section 2.1(a).

“Contributor” shall have the meaning set forth in the preamble hereto.

“Contributor Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Contributor Redemption Rights” shall mean the Contributor’s rights to elect to have KHC repurchase KHC Shares pursuant to Section 2.2(d)(i)(l)(A), Section 2.2(d)(i)(3), Section 2.2(d)(i)(4)(A) and/or Section 2.2(d)(v).

“Copyrights” means copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Credit Agreement” means that certain term loan between the Company and Commerce Bank (now TD Bank) dated as of June 27, 2007.

“Current Assets” and “Current Liabilities” mean, as of any date, the current assets and current liabilities, respectively, of the Company as of such date, determined in accordance with GAAP and consistent with prior accounting principles, policies, practices, classifications and methodologies used in preparation of the Balance Sheet, and not considering any event, change or effect occurring subsequent to the Closing; provided, that, notwithstanding GAAP, (i) current assets will exclude (A) Cash (which may be distributed to the Contributors on or prior to the Closing) and (B) any deferred Tax asset, (ii) current assets shall include $116,787.48 of A5XP Protest Reimbursements, and (iii) current liabilities will exclude (A) any Indebtedness of the Company paid pursuant to Section 2.2, (B) any transaction expenses of the Company paid pursuant to Section 2.2, (C) any payments made under the DCU Plans pursuant to Section 2.2, (D) all amounts due after the Closing Date under operating leases, and (E) any deferred Tax liability.

“Curry” shall have the meaning set forth in the preamble hereof.

“Deferred Consideration” shall have the meaning set forth in Section 7.11.

“Determination Date” shall have the meaning set forth in Section 2.2(d)(i)(l)(A)(l).

“Disclosure Schedules” shall have the meaning set forth in Section 5 hereof.

“Dispute Notice” shall have the meaning set forth in Section 2.2(b).

“DCU Termination Agreements” shall have the meaning set forth in Section 2.2(a)(i)(3).

“DCU Participants” shall mean the individuals entitled to payments at and/or after the Closing under the DCU Plans.

“DCU Plans” shall have the meaning set forth in Section 9.1(g).

“Environmental Laws” means any applicable Laws relating to (a) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Materials or (b) the protection of natural resources, the environment, or human health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to Hazardous Materials), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.

“ERISA” shall have the meaning set forth in Section 5.19(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Affiliates would be deemed a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Note” shall have the meaning set forth in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Security Clearances” shall have the meaning set forth in Section 5.2l(o).

“Fair Market Value” of a share of KHC common stock shall be determined as follows:

(a)           if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the date of payment of the applicable indemnity obligation under Section 8;

(b)           if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the date of payment of the applicable indemnity obligation under Section 8; or

(c)           if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of KHC.

“Flow of Funds Memorandum” shall have the meaning set forth in Section 2.2(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and any current proposals related to the foregoing and contracts issued in response to any such proposals, in each case including any Loss Contract; provided that for purposes of this definition and the definitions of “Government Prime Contract” and “Government Subcontract” any purchase order, delivery order or task order under a Government Contract, Government Prime Contract or Government Subcontract shall not constitute a separate Government Contract, Government Prime Contract or Government Subcontract, as applicable, but shall be part of the Government Contract, Government Prime Contract or Government Subcontract to which it relates.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Company and a Governmental Authority.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to a Governmental Authority or any subcontractor with respect to a Government Prime Contract.

“Governmental Authority” means any government or political subdivision, whether federal, state, local, foreign or supranational, or any agency, authority, official or instrumentality of any such government or political subdivision, or any federal, state, local, foreign or supranational court, tribunal or arbitrator.

“Gross Margin” shall mean, for the applicable measurement period, Revenue minus the aggregate amounts of labor and other direct expenses, including expenses for materials, subcontracts, consultants and travel incurred by the Company in providing services under the applicable contracts and shall exclude overhead, fringe and general and administrative expenses, in each case calculated in accordance with GAAP consistent with the Company’s historical practices, divided by Revenue, and expressed as a percentage.

“Guarantor” shall have the meaning set forth in the preamble hereto.

“Hazardous Materials” means methyl tertiary butyl ether (MTBE), toxic mold, asbestos, polychlorinated biphenyls, and any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Laws, including but not limited to “hazardous substances” listed under “CERCLA” and petroleum or any derivatives thereof.

“Indebtedness” means, without duplication, all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (c) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such lien or mortgage, (d) all obligations under leases which are required under GAAP to be recorded as capital leases in respect of which such Person is liable as the lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) any obligations under any interest rate swap agreements, (g) all interest, fees and other expenses owed with respect to the indebtedness referred to above and (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.2(b).

“Indemnified or Indemnifying Party” shall have the meaning set forth in Section 8.4.

“Indemnity Cap” shall have the meaning set forth in Section 8.5(a).

“Intellectual Property” means Patents, Trademarks, trade names, service marks, Copyrights and all pending applications for and registrations of any of the foregoing, and websites, domain names, computer software programs and Trade Secrets and other proprietary intellectual property rights.

“Interests” shall have the meaning set forth in the recitals hereto.

“Inventory” means all raw materials, work-in-process, goods, supplies, inventory, spare parts, replacement and component parts, and materials used or consumed in a Person’s business.

“IRS” shall have the meaning set forth in Section 5.19(a).

“KEYW” shall have the meaning set forth in the preamble hereto.

“KEYW Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, change order or other commitment or funding vehicle between KEYW and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any contract described in clause (a) or (b) and any current proposals related to the foregoing and contracts issued in response to any such proposals. A purchase order, delivery order, or task order under a KEYW Government Contract shall not constitute a separate KEYW Government Contract for purposes of this definition, but shall be part of the KEYW Government Contract to which it relates.

“KEYW Group” shall mean the Company, KHC, KEYW and any Person directly or indirectly controlling the Company, KHC and/or KEYW.

“KHC” shall have the meaning set forth in the preamble hereto.

“KHC Balance Sheet” means the unaudited balance sheet of KEYW as of December 31, 2009.

“KHC Disclosure Schedules” shall have the meaning set forth in Section 6 hereof.

“KHC Financial Statements” shall have the meaning set forth in Section 6.10(a).

“KHC Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“KHC Indemnity Cap” shall have the meaning set forth in Section 8.5(b).

“KHC Material Contracts” means all material contracts, agreements, bonds, notes, indentures, mortgages, debt instruments, licenses (or other agreements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which KHC or KEYW is a party or which are binding upon KHC or KEYW or their respective assets.

“KHC Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), properties, results of operations, or financial condition of KHC or its Affiliates; provided, however, that effects caused solely by (a) adverse changes in general economic or political conditions or (b) changes in Laws or orders of any Governmental Authority or changes in GAAP or other applicable accounting rules, in each case, which do not affect KHC or its Affiliates disproportionately to other companies in their industry, shall be deemed to not constitute a “KHC Material Adverse Effect” and shall not be considered in determining whether a “KHC Material Adverse Effect” has occurred.

“KHC Non-Basket Representations” shall have the meaning set forth in Section 8.5(b).

“KHC Shares” shall mean the shares of common stock, par value $.001 per share, of KHC, that may be issued to the Contributor pursuant to Section 2.2(a).

“Knowledge of Contributor” means the actual awareness of a particular fact or matter by Contributor and each of the Chief Executive Officer of the Company (a position held by D. Patrick Curry) and the President of the Company (a position held by Kevin B. Wilshere) and all knowledge which could have been obtained by them upon reasonable inquiry and investigation in their capacities as officers, members or managers of Contributor or the Company.

“Knowledge of KHC” means the actual awareness of a particular fact or matter by each of the Chief Executive Officer, the President and the Chief Financial Officer of KHC and KEYW, respectively, and all knowledge which could have been obtained by them upon reasonable inquiry and investigation.

“Law” means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

“Lien” means any mortgage, lien, option, encumbrance, restriction, pledge, adverse claim, interest, charge or other similar encumbrance, in each case other than (a) any lien for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty or (b) any lien which is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or (c) with respect to the Interests, any liens created by the Company Operating Agreement or imposed by applicable securities Laws.

“Loss Contracts” means any contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in negative profit on the contract; provided, that Loss Contracts shall not include any contracts in which the net loss is de minimus.

“Losses” shall have the meaning set forth in Section 8.2(a).

“Material Contracts” shall have the meaning set forth in Section 5.9(a).

“Members” shall have the meaning set forth in the preamble hereto.

“Minimum Deemed Value Per Share” shall have the meaning set forth in Section 2.2(e).

“Multiplier” shall mean: (A) if Average Gross Margin equals 20%, 0.76, (B) if Average Gross Margin is greater or less than 20%, (1) 0.76 multiplied by (2) the Average Gross Margin divided by .20.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Non-Basket Representations” shall have the meaning set forth in Section 8.5(a).

“Obligation” shall have the meaning set forth in Section 10.11.

“Offer” means an “offer” to which the Company is a party as defined in the Federal Acquisition Regulation (“FAR”) 2.101.

“Patents” means all United States and foreign patents and utility models and applications, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the business of the Company.

“PBGC” shall have the meaning set forth in Section 5.19(h).

“Permitted Use” shall have the meaning set forth in Section 7.2(b).

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

“Plans” shall have the meaning set forth in Section 5.19(a).

“Promissory Notes” shall have the meaning set forth in Section 2.2(a).

“Publicly Traded Company” shall have the meaning provided under Section 409A of the Code and the rules and regulations thereunder for the purposes of determining a “specified employee” thereunder.

“Real Property” shall have the meaning set forth in Section 5.10(c).

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, abatement, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Retained Losses” shall have the meaning set forth in Section 8.2(a).

“Revenue” shall mean, for the applicable measurement period, the Company’s revenue, determined on the accrual basis in accordance with GAAP consistent with the Company’s historical practices.

“Revenue Floor” shall have the meaning set forth in Section 2.2(d)(i)(2).

“Revenue Payments” shall have the meaning set forth in Section 2.2(d)(i)(l)(B).

“Revenue Target” shall have the meaning set forth in Section 2.2(d)(i)(l).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Clearances” shall have the meaning set forth in Section 5.2l(o).

“Survival Termination Date” shall have the meaning set forth in Section 8.1.

“Target Net Working Capital” shall have the meaning set forth in Section 2.2(c).

“Tax” or “Taxes” means any taxes of any kind, including but not limited to any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, branch, profits, license, withholding, payroll, social security, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

“Tax Amount” shall have the meaning set forth in Section 7.11.

“Tax Losses” shall have the meaning set forth in Section 8.2(c).

“Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company, including any amendment thereof.

“Teaming Agreement” means a “contractor team arrangement(s)” as referenced in the FAR Subpart 9.601 to which the Company is a party.

“Trademarks” means any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Trade Secrets” means all trade secrets under applicable Law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide a Person with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties in connection with or pursuant to this Agreement.

“Trust” shall have the meaning set forth in the preamble hereto.

“Unaudited KHC Financial Statements” shall have the meaning set forth in Section 6.10(b).

“Unresolved Claim” shall have the meaning set forth in Section 8.2(b).

“WARN Act” shall have the meaning set forth in Section 5.20(c).

“Wilshere” shall have the meaning set forth in the preamble hereto.

SECTION 2: CONTRIBUTION TO KHC

2.1         Contribution.

(a)           Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties, covenants and agreements of KHC set forth herein and for the consideration set forth in Section 2.2 below, Contributor hereby contributes or otherwise transfers, assigns and conveys to KHC, and KHC acquires and accepts from Contributor, simultaneously with the execution of this Agreement, all of Contributor’s right, title and interest in and to the Interests held by such Contributor, free and clear of all Liens (the “Contribution”).

(b)           By execution of this Agreement, the Members hereby irrevocably constitutes and appoints the Secretary of Contributor, as attorney-in-fact, with full power of substitution, to transfer such Interests on Contributor’s books sufficient to vest in KHC good and marketable title to such Interests.

(c)           In exchange for the release of claims by the Company set forth below, Contributor and each Member, on Contributor’s and such Member’s own behalf and on behalf of Contributor’s and such Member’s respective heirs, successors and assigns, hereby voluntarily and irrevocably (i) releases, acquits and forever discharges the Company and the Company’s officers, managers, and Affiliates from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to the Interests (whether absolute, contingent, accrued or otherwise) and any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date; and (ii) waives all breaches, defaults or violations of any agreement applicable to any of the Interests transferred and contributed hereunder and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights relating to the Interests or the Contribution; provided, that notwithstanding the preceding release, under no circumstances does Contributor or such Member release such named Persons from (even if in conflict with the foregoing) and Contributor and such Member specifically reserve all rights to (i) any rights or obligations under this Agreement or the other Transaction Documents, (ii) rights to indemnification provided for in Sections 2 and 3 of Article XIII of The Analysis Group, LLC Operating Agreement, dated January 1, 2007 (as amended as of the date hereof, the “Company Operating Agreement”) and in Section 5.09 of the TAG Holdings, LLC Operating Agreement, dated February 19, 2010, (iii) rights of such Member as an employee of Company (if applicable) to receive current earned and accrued but unpaid compensation, un-reimbursed business expenses or other employment benefits generally available to all employees of the Company and (iv) any Losses, acts or omissions occurring after the Closing Date.

(d)          In exchange for the release of claims by the Contributor and the Members set forth above, the Company, on its own behalf and on behalf of its successors and assigns, hereby voluntarily and irrevocability releases, acquits and forever discharges Contributor and each Member, and their respective trustees, heirs, successors and assigns from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to the Interests (whether absolute, contingent, accrued or otherwise) and any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date; provided, that notwithstanding the preceding release, under no circumstances does the Company release such named Persons from (even if in conflict with the foregoing) and the Company specifically reserves all rights to (i) any rights or obligations under this Agreement or the other Transaction Documents and (ii) any Losses, acts or omissions occurring after the Closing Date.

2.2          Aggregate Consideration.

(a)          Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties, covenants and agreements of the Members, Contributor and the Company set forth herein, and as consideration for the contribution of the Interests, KHC agrees to pay the Contributor an aggregate of (A) Twenty-Three Million Dollars ($23,000,000) in cash (the “Cash Consideration”), payable in the manner set forth below in Section 2.2(a)(i)(4), (B) (1) an unsecured subordinated promissory note in the principal amount of Eight Million Two Hundred Fifty-One Thousand Seventy-Six Dollars ($8,251,076), in the form attached hereto as Exhibit B-l (the “Consideration Note”) and (2) an unsecured subordinated promissory note in the principal amount of Three Million Four Hundred Thousand Dollars ($3,400,000), in the form attached hereto as Exhibit B-2 (the “Escrow Note”, and collectively with the Consideration Note, the “Promissory Notes”), payable in the manner set forth below in Section 2.2(a)(ii), and (C) the right to receive up to Three Million (3,000,000) KHC Shares, in accordance with Section 2.2(d) (collectively and as adjusted pursuant to Sections 2.2(c) and 2.2(d), the “Aggregate Consideration”). Simultaneously with the execution and delivery of this Agreement, KHC will pay the Aggregate Consideration, as follows:

(i)          The Cash Consideration by wire transfer of immediately available funds to the recipients as designated in a flow of funds memorandum (with wire instructions for the below payments or instructions to pay certain amounts by check) prepared by the Members, Contributor and reasonably acceptable to KHC (the “Flow of Funds Memorandum”) containing the following:

(1)	The amount of Indebtedness (if any) that will be paid at Closing;

(2)
The amount of the expenses payable by the Members, Contributor and the Company in connection with the consummation of the transactions contemplated hereby (e.g., payment to legal counsel, accountants and financial advisors) to the extent remaining unpaid as of the Closing;

(3)
The aggregate amount of cash payable at the Closing by Contributor to the DCU Participants pursuant to DCU Termination Agreements to be entered into prior to the Closing by and among each DCU Participant, Contributor and the Company and providing for the cancellation of the DCUs and consideration therefor (the “DCU Termination Agreements”); and

(4)	The Cash Consideration (less the amounts set forth in clauses (1), (2) and (3) above) to Contributor.

After receipt of the Cash Consideration set forth in clause (3) above, Contributor will immediately pay thereafter the DCU Payments to the DCU Participants (except Contributor’s payment of the DCU Payments to the DCU Participants will be net of applicable withholding Taxes). All applicable withholding Taxes withheld from the DCU Payments will be paid by Contributor to the applicable Tax authority when due; and

(iii)      The Promissory Notes to the Contributor.

(b)          Within sixty (60) days after the Closing Date, KHC shall prepare and deliver to the Contributors the calculation of Net Working Capital as of 11:59 p.m. on the Closing Date (the “Closing Date Net Working Capital”), which calculation shall contain reasonable details and statements as to the assumptions, means and other inputs by which such calculation was determined. The calculation of the Closing Date Net Working Capital will be prepared by applying the definition of Net Working Capital herein. The calculation of the Closing Date Net Working Capital shall be final and binding on the parties unless, within thirty (30) days after delivery to Contributor, Contributor delivers to KHC a notice of dispute (a “Dispute Notice”) specifying in reasonable detail the items in dispute. During such 30-day review period, KHC will provide Contributor and its representatives with reasonable access during normal business hours to the books and records of the Company and all work papers and back up materials relating to the determination of Closing Date Net Working Capital. Such items in dispute shall be limited to claims of KHC’s error or use of accounting principles, policies, practices, classifications or methodologies other than the Company used in preparation of the 2009 Financial Statements. After delivery of a Dispute Notice, Contributor and KHC shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) days after delivery to Contributor of the Dispute Notice, the dispute shall be submitted (no later than five (5) Business Days at the end of such 15-day resolution period) by the parties to RSM McGladrey, Inc., or such other independent public accounting firm as mutually agreed to by KHC and Contributor (the “Independent Accounting Firm”). Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter with respect to the work to be performed by the Independent Accounting Firm. The Independent Accounting Firm shall be directed by KHC and Contributor to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice to the Independent Accounting Firm, as to the issues of disagreement referred to in the Dispute Notice and not resolved by KHC and the Contributor. The Independent Accounting Firm shall determine only those items still in dispute by the parties and the Independent Accounting Firm’s determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Accounting Firm will be based solely on presentations with respect to such disputed items by KHC and the Contributor to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review. KHC and Contributor will use their reasonable best efforts to make their respective presentations as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each party shall be entitled, a part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) will be bound by the provisions of this Section 2.2(b) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either KHC or Contributor or less than the smallest value for such item claimed by KHC or Contributor. Each of the parties hereto agrees that it shall be bound by the determination of the Independent Accounting Firm and such determination may only be reviewed, corrected or set aside by a court of competent jurisdiction only upon a finding by such court that the Independent accounting Firm committed manifest error with respect to its determination. The determination of the Independent Accounting Firm will not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The fees and expenses of the Independent Accounting Firm shall be borne by the non-prevailing party to the decision of the Independent Accounting Firm if one party prevails on all disputed items; if neither KHC or Contributor were correct with respect to all of the disputed items, then KHC, on the one hand, and Contributor, on the other hand, will each pay half of the Independent Auditor’s fees. Any such fees and expenses of the Independent Auditor payable by Contributor will be paid, at Contributor’s option by either (i) payment in cash or (ii) set off of the outstanding principal under Section 8.2(b) hereof and the terms of the Escrow Note. Except as provided in the preceding sentences, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accounting Firm will be borne by the party incurring such cost and expense.

(c)           If the Closing Date Net Working Capital, as determined in accordance with Section 2.2(b) above, is less than $3,000,000 (the “Target Net Working Capital”), the Aggregate Consideration shall be reduced on a dollar-for-dollar basis by the amount by which the Target Net Working Capital exceeds the Closing Date Net Working Capital, and Contributor shall pay such deficit to KHC, at Contributor’s option by either (i) payment in cash or (ii) set off of the outstanding principal under Section 8.2(b) hereof and the terms of the Escrow Note. If the Closing Date Net Working Capital is greater than the Target Net Working Capital, then the Cash Consideration shall be increased on a dollar-for-dollar basis by the amount by which the Closing Date Net Working Capital exceeds the Target Net Working Capital, and KHC shall pay Contributor the dollar amount by which the Closing Date Net Working Capital exceeds the Target Net Working Capital. Any such payment due under this Section 2.2(c) shall be made in cash or same day funds or reduction of the outstanding principal under the Escrow Note within five (5) Business Days after the final determination of the Closing Date Net Working Capital pursuant to Section 2.2(b).

(d)         Contributor will be entitled to receive KHC Shares and additional cash payments following the Closing in accordance with the following terms and conditions.

(i)        (1)         If the sum of (x) the Revenue of the Company for the period beginning January 1, 2010 through December 31, 2010 plus (y) the Revenue of the Company for the period beginning January 1, 2011 through December 31, 2011, divided by two (the “Average Revenue”) is greater than or equal to Sixty-Seven Million Five Hundred Forty-Four Thousand Dollars ($67,544,000) (the “Revenue Target”), then:

(A)
KHC shall issue to Contributor, within three (3) Business Days of the date Average Revenue and Average Gross Margin are finally determined (the “Determination Date”), Three Million (3,000,000) KHC Shares; provided, that in the event that KHC is not a Publicly Traded Company as of the Determination Date, upon notice delivered with thirty (30) days of the Determination Date by either (i) Contributor to KHC electing to have up to 32.5% of the KHC Shares issued to Contributor under this Section 2.2(d)(i)(l)(A) repurchased, or (ii) KHC to Contributor electing to repurchase from Contributor up to all of the KHC Shares issued to Contributor under this Section 2.2(d)(i)(l)(A). KHC shall, within five (5) Business Days of the date of such notice, repurchase the KHC Shares so elected to be repurchased, at a price per share equal to the greater of (x) the fair market value of a KHC Share determined by an independent valuation firm mutually agreed upon by KHC and the Contributors and (y) the Minimum Deemed Value Per Share; and

(B)
Within three (3) Business Days of the Determination Date, KHC shall pay to the Contributor an aggregate amount in cash equal to the Multiplier times the amount by which the Average Revenue exceeds the Target (collectively such payments, the “Revenue Payment”).

(2)
If the Average Revenue is less than or equal to Forty-Five Million Eight Hundred Thirty-Four Thousand Dollars ($45,834,000) (subject to adjustment as set forth in Section 2.2(d)(i)(4), the “Revenue Floor”), no KHC  Shares will be issued to Contributor;

(3)
If the Average Revenue is less than the Revenue Target and greater than the Revenue Floor, then KHC shall issue to Contributor, within three (3) Business Days of the Determination Date, an aggregate number of KHC Shares equal to sum of (A)(1) the Average Revenue less (2) the Revenue Floor times (3) the Multiplier divided by (B) the Minimum Deemed Value Per Share; provided, that in the event that KHC is not a Publicly Traded Company as of the Determination Date, upon notice delivered with thirty (30) days of the Determination by either (i) Contributor to KHC electing to have up to 32.5% of the KHC Shares issued to Contributor under this Section 2.2(d)(i)(3) repurchased, or (ii) KHC to Contributor electing to repurchase from Contributor up to all of the KHC Shares issued to Contributor under this Section 2.2(d)(i)(3), KHC shall, within five (5) Business Days of the date of such notice, repurchase the KHC Shares so elected to be repurchased, at a price per share equal to the greater of (x) the fair market value of a KHC Share determined by an independent valuation firm mutually agreed upon by KHC and the Contributors and (y) the Minimum Deemed Value Per Share.

(4)
If the Company is awarded, either as a prime contractor or as a direct or indirect subcontractor to a prime contractor, the A5XP Contract on or before July 30, 2010 and such contract will result in revenue of at least $4 million dollars over two years, then:

(A)
KHC shall issue to Contributor, within three (3) Business Days of the award of the A5XP Contract meeting the condition set forth above, Seven Hundred Fifty Thousand (750,000) KHC Shares; provided, that in the event that KHC is not a Publicly Traded Company as of the date such 750,000 KHC Shares are issued under this clause (4), upon notice delivered with thirty (30) days of the date of issuance of such KHC Shares by either (i) Contributor to KHC electing to have up to 32.5% of the KHC Shares issued to Contributor under this Section 2.2(d)(i)(4)(A)  repurchased, or (ii) KHC to Contributor electing to repurchase from Contributor up to all of the KHC Shares issued to Contributor under this Section 2.2(d)(i)(4)(A), KHC shall, within five (5) Business Days of the date of such notice, repurchase the KHC Shares so elected to be repurchased, at a price per share equal to the greater of (x) the fair market value of a KHC Share determined by an independent valuation firm mutually agreed upon by KHC and the Contributors and (y) the Minimum Deemed Value Per Share; provided, further, that, in the event KHC has a Registration Statement on Form S-l on file with the SEC at the time of any request for repurchase by Contributor under (i) above, KHC shall not be required to repurchase such portion of the KHC Shares until the earlier of 30 days following effectiveness of the Registration Statement or six (6) months from the date of issuance of such KHC Shares.

(B) For purposes of the calculations in clause (2) and (3) above, the Revenue Floor shall be deemed to be Fifty-One Million Two Hundred Sixty-One Thousand Dollars ($51,261,000).

(ii)       No later than March 31, 2012, KHC shall prepare and deliver to the Contributor its calculation of Average Revenue and Average Gross Margin, which calculations shall contain reasonable details and statements as to the assumptions, means and other inputs by which such calculations were determined. The calculation of Average Revenue and Average Gross Margin will be prepared by applying the definitions thereof, respectively, herein. KHC’s calculation of Average Revenue and Average Gross Margin shall be final and binding on the parties unless, within thirty (30) days after delivery to the Contributor, Contributor delivers to KHC a Dispute Notice with respect thereto, specifying in reasonable detail the items in dispute. In the event that a party delivers a Dispute Notice, the provisions of Section 2.2(b) governing a Closing Date Net Working Capital dispute shall be followed for resolution of a dispute concerning this Section 2.2(d).

(iii)      KHC agrees and acknowledges that following the expiration of the period in which rights to repurchase KHC Shares may be exercised under Section 2.2(d)(i)(l)(A), Section 2.2(d)(i)(3), Section 2.2(d)(i)(4)(A) or Section 2.2(d)(v), as the case may be, the KHC Shares may be distributed to the Members in accordance with the TAG Holdings Operating Agreement and/or paid to the DCU Participants in accordance with the DCU Termination Agreements; provided that such distribution may only occur if it complies with applicable federal and state securities laws in effect at the time of such distribution and, provided, further, that, prior to any distribution, the Members and any DCU Participant receiving such distribution provide evidence satisfactory to KHC of such compliance.

(iv)      The parties agree that, during the period beginning the Closing Date through December 31, 2011, Company shall, and KHC shall cause the Company to:

(1)           Maintain the Company as a discrete business unit and maintain a financial reporting system that will separately account for Revenue and Gross Margin;

(2)           Conduct the operation of and manage the Company in the usual and ordinary course of business and in a manner reasonably consistent with the past practices of the Company, but taking into account the acquisition of the Company by KHC as a wholly-owned, indirect, subsidiary of KHC;

(3)           Not, without the prior written consent of D. Patrick Curry and Kevin B. Wilshere, terminate, transfer or reassign to any other Person or any other business unit within KHC and/or KEYW any then current contracts or business opportunities of the Company;

(4)           Not interfere with the reasonable, good faith decisions of D. Patrick Curry and Kevin B. Wilshire regarding management of then current contracts and projects (including bidding on new contracts and projects) proposed to be undertaken by the Company;

(5)           Not take any action intended to result in a reduction in Revenue or Gross Margin below that which would have been achieved if such action had not been taken, or otherwise take any other action with the intent to impede the Company’s achievement of the Revenue Target or an Average Gross Margin of greater than 20%;

(6)           Refrain from assigning responsibilities or other duties, or transferring or re-assigning, any of the Contributors, Jim Smith, Mike Buehrle, Mike Loughran, Andrea Kallies or Suzy Wendt, in any manner that would prevent such individuals from devoting their primary efforts to the business of the Company; and/or

(7)           Use its best commercial efforts to maintain the relations and good will with suppliers, customers, landlords, employees, agents and others having business relationships with Company.

(v)       In the event that, prior to the Determination Date, (i) a Change of Control occurs, or (ii) any declaration of a bankruptcy of any member of the KEYW Group or liquidation of KHC occurs or (iii) the Company ceases to operate as a separate subsidiary, KHC shall issue a number of KHC Shares to Contributor equal to Three Million (3,000,000) less the number of KHC Shares previously issued to Contributor under Section 2.2(d), and upon such event the provisions of Section 2.2(d)(i)(l) through (4) above shall be of no further force or effect; provided, that in the event that KHC is not a Publicly Traded Company as of the date such KHC Shares are issued under this Section 2.2(d)(v), upon notice delivered with thirty (30) days of the date of issuance of such KHC Shares by Contributor to KHC electing to have up to 32.5% of the KHC Shares issued to Contributor under this Section 2.2(d)(v) repurchased, KHC shall, within five (5) Business Days of the date of such notice, repurchase the KHC Shares so elected to be repurchased, at a price per share equal to the greater of (x) the fair market value of a KHC Share determined by an independent valuation firm mutually agreed upon by KHC and the Contributors and (y) the Minimum Deemed Value Per Share.

(vi)      Notwithstanding anything to the contrary in this Agreement, no KHC Shares shall be issued to Contributor unless, at the time of such issuance, the Contributor provides written certification satisfactory to KHC that the provisions set forth in Sections 3.1 (except to the extent that the second paragraph of the restrictive legend of Section 3.1(b) and/or the first sentence of Section 3.1(c) is untrue as of the issuance of the KHC Shares), 4.5, 4.6, 4.7, 4.8, and 4.9 remain true and correct as of the date of the issuance of the KHC Shares and that such issuance to the Contributor complies with applicable federal and state securities laws.

(vii)    From the date hereof until the last date that any KHC Shares may be issued to Contributor under this Section 2.2(d), except for KHC’s right under the KHC 2008 and 2009 Stock Incentive Plans to repurchase shares of KHC common stock from employees of the KEYW Group who terminate their employment with the KEYW Group, KHC will not enter into any contract, agreement, instrument or other arrangement, establish any plan or otherwise grant any right, under which any Person has any right or option to cause KHC, or KHC has any right, obligation or other commitment, to redeem, repurchase or otherwise reacquire any shares of the common stock of KHC, which right or obligation is superior to or pari passu with (in priority, amount or otherwise) or otherwise in conflict with, the Contributor Redemption Rights.

(e)          For tax and accounting purposes, the parties will treat the Closing as being effective as of 11:59 p.m. (Eastern Time) on the Closing Date.

SECTION 3: CONTRIBUTOR ACKNOWLEDGMENTS

3.1	Contributor Acknowledgments.

Contributor and Members, jointly and severally, hereby acknowledge the following:

(a)         The KHC shares issued to Contributor hereunder will not be registered under the Securities Act and will be issued in reliance upon exemptions from registration contained in the Securities Act. Reliance upon such exemptions is based in part upon Contributor’s and the Members’ acknowledgements, representations, warranties and agreements contained in this Agreement.

(b)         The following legend shall appear on the certificates for the KHC Shares issued hereunder:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS, AND PRIOR TO ANY SUCH PROPOSED SALE OR TRANSFER BY ANY HOLDER OF THE SHARES REPRESENTED HEREBY IN RELIANCE ON ANY SUCH EXEMPTION OR EXEMPTIONS FROM REGISTRATION, IF REQUESTED BY THE ISSUER HEREOF, SUCH SHAREHOLDER SHALL HAVE PROVIDED THE ISSUER HEREOF WITH A WRITTEN OPINION FROM LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER HEREOF TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE WITH RESPECT TO THE PROPOSED SALE OR TRANSFER AND THAT NO SUCH REGISTRATION IS REQUIRED.

THE VOTING RIGHTS WITH RESPECT TO, AND SALE OR OTHER DISPOSITION OF, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF AN AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED AS OF MAY 22, 2009, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

(c)          No public market now exists for the KHC Shares and no party hereto has made any assurances that a public market for such securities will ever exist. An investment in the KHC Shares involves a high degree of risk of loss by the Contributor. There are substantial restrictions on the transferability of the securities acquired pursuant hereto.

(d)          KHC is not under any obligation to take any action necessary in order to make any exemption available for the sale or transfer, without registration, of the KHC Shares issued hereunder and, except as provided in that certain Registration Rights Agreement, dated as of May 22, 2009, by and among KHC and its stockholders (as the same may be amended or restated from time to time), KHC is not obligated to register the KHC Shares issued hereunder.

(e)          The Aggregate Consideration issued to Contributor with respect to the Interests transferred to KHC in the Contribution is fair and adequate consideration for such Interests contributed to KHC by Contributor and shall be deemed to be payment in full satisfaction of all rights, claims, liabilities and obligations (whether absolute, accrued, contingent, or otherwise) pertaining to such Interests (excluding for these purposes all rights, claims, liabilities and obligations (whether absolute, accrued, contingent, or otherwise) of the Contributor under this Agreement and the other Transaction Documents).

SECTION 4: REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR AND
THE MEMBERS

Contributor and each Member, severally and not jointly, represent and warrants to KHC as follows, as of the date hereof:

4.1	Title to Interests.

Contributor has good and marketable title to the Interests to be transferred under this Agreement, with full right and authority to transfer such Interests hereunder, and upon transfer of such Interests under this Agreement, KHC will receive good and marketable title to such Interests, free and clear of all Liens. Other than the Company Operating Agreement (which is being amended and restated immediately following the Closing hereunder), there are no voting trusts, irrevocable proxies or other contracts or understandings to which Contributor is a party or is bound with respect to the voting or consent of any membership interests or other equity interests of the Company.

4.2	Organization, Authority and Capacity.

Each Member that is a natural person has the full authority and legal capacity necessary to execute, deliver and perform his obligations under this Agreement and all other Transaction Documents to which such Member is a party. Contributor is duly organized, validly existing and in good standing under the laws of its state of organization and has the full limited liability company power and authority necessary to execute, deliver and perform its obligations under the Transaction Documents to be executed and delivered by Contributor, and Contributor is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could have a material adverse effect on Contributor’s ability to perform its obligations under the Transaction Documents to be executed and delivered by Contributor.

4.3	Execution and Enforceability.

This Agreement and each other Transaction Document to which Contributor or a Member is a party has been duly executed and delivered by Contributor and such Member. Assuming the due authorization, execution and delivery by each other party thereto, this Agreement and each other Transaction Documents to which Contributor or a Member is a party constitute the legal, valid and binding obligations of Contributor and such Member, enforceable against Contributor and such Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws. Assuming the due authorization, execution and delivery by each other party thereto, the execution, delivery and performance of the Transaction Documents executed and delivered by Contributor or any Member have been duly executed and delivered by Contributor and such Member, as the case may be, and constitute the legal, valid and binding obligations of Contributor and such Member, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other similar laws.

4.4	Conflicts; Consents of Third Parties.

The execution, delivery and performance by Contributor or any Member of this Agreement and the other Transaction Documents executed and delivered by Contributor or such Member (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with, or result in the breach of, any provision of the certificate of incorporation, bylaws, trust or other organizational document of Contributor or any Member that is not a natural person (as applicable); (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Contributor or such Member is subject or by which Contributor or such Member is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit.

4.5	Investment Intent.

(a)           To the extent that Contributor is issued any KHC Shares pursuant to Section 2.2(d) hereof, Contributor agrees that the KHC Shares are to be held for Contributor’s own account for investment and not as agent or nominee, with no present intention of dividing participation with others, reselling any such shares, and not with a view to the resale or distribution in whole or in part thereof; provided, however, that Contributor intends to distribute any KHC Shares received by it to the Members under the terms of the TAG Holdings Operating Agreement, and may distribute a portion of the KHC Shares to the DCU Participants under the terms of the DCU Termination Agreements; provided, further that any such distribution by Contributor will only be made if such distribution complies with applicable federal and state securities laws in effect at the time of such distribution and that, prior to any distribution, the Members and any DCU Participant receiving such distribution provide evidence satisfactory to KHC of such compliance. Contributor acknowledges that appropriate stop transfer instructions will be entered in the stock transfer records of KHC. Contributor and the Members recognize that, in view of the matters set forth in this Section 4.5, Contributor and/or the Members must bear the economic risk of the investment represented by the KHC Shares it or they receive for an indefinite period. Contributor and the Members acknowledge that KHC is not presently subject, and may never be subject, to the reporting requirements of the Exchange Act, to the extent required to enable Contributor and/or the Members to transfer or sell KHC Shares pursuant to Rule 144 under the Interests Act.

(b)          Contributor and each Member represents that its financial condition is such that it can indefinitely bear the economic risk of the investment in the KHC Shares and Contributor and the Members have such knowledge and experience in financial and business matters that Contributor and the Members are capable of evaluating the merits and risks of an investment in the connection with the Contribution.

(c)          Each Member that is a natural person either (i) has an individual net worth, or net worth with such Member’s spouse, of more than $1,000,000 or (ii) had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Member’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(d)          Contributor and each Member that is not a natural person, is (i) an entity in which all of the equity owners are accredited investors, (ii) a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the KHC Shares to be issued in the Contribution, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act, or (iii) a corporation or partnership not formed for the specific purpose of acquiring the KHC Shares to be issued in the Contribution, with total assets in excess of $5,000,000.

4.6	Non-Foreign Status.

Contributor represents that it is not a foreign corporation, foreign partnership, foreign trust, or foreign state (as those terms are defined in the Code and the rules and regulations promulgated thereunder) nor a nonresident alien for United States income tax purposes.

4.7	Suitability

Contributor and each Member has carefully considered and has, to the extent Contributor or such Member believes such discussion necessary, discussed with Contributor’s or such Member’s professional legal, tax and financial advisers the suitability of the transaction hereunder for Contributor’s or such Member’s particular tax and financial situation.

4.8	Contributor Acknowledgement; Access to Information.

(a)          Contributor and each Member acknowledges that none of KHC, its Affiliates, nor any other Person acting on behalf of KHC or its Affiliates (a) has made any representation or warranty, express or implied, regarding KHC or its Affiliates, except as expressly set forth in this Agreement, the other Transaction Documents to which they are a party and the KHC Disclosure Schedules or (b) makes or will be deemed to have made hereunder any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of KHC and its Affiliates. In addition, Contributor and each Member acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information.

(b)          Contributor and each Member represents that Contributor and such Member has had access during the course of this Contribution transaction to such information relating to KHC (and its direct and indirect subsidiaries) as Contributor or such Member has desired, that Contributor and such Member has had the opportunity to ask questions of and receive answers from KHC’s management and its representatives concerning the terms and conditions of the Contribution transaction contemplated hereby and to obtain such additional information about the business and financial condition of KHC (and its direct and indirect subsidiaries) as such Contributor or his or her representative has requested (to the extent that any such entity possessed such information or could acquire it without unreasonable effort or expense).

4.9	No Brokers.

Except as set forth on Schedule 4.9, no Person acted, directly or indirectly, as broker, finder or financial advisor for Contributor or the Members in connection with the transactions contemplated by this Agreement and no Person, claiming through Contributor or the Members, is or will be entitled to any fee or commission or like payment in respect thereof.

4.10	Full Disclosure

To the Knowledge of Contributor, no representation or warranty made by Contributor or a Member in this Agreement contains any untrue statement of a material fact and neither Contributor nor such Member has omitted to state any material fact necessary to make any of the representations or warranties made by Contributor or such Member in this Agreement not misleading in any material respect.

SECTION 5: REPRESENTATIONS AND WARRANTIES OF
CONTRIBUTOR, MEMBERS AND THE COMPANY

Contributor, each Member and the Company hereby jointly and severally represent and warrant to KHC, except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the following as of the date hereof (except to the extent that a representation, warranty or information in the Disclosure Schedules, expressly states that such representation, warranty or information in the Disclosure Schedules is current only as of an earlier date):

5.1	Organization and Standing.

Except as set forth on Schedule 5.1 of the Disclosure Schedules, the Company (a) is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect and (c) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted. Except as set forth on Schedule 5.1 of the Disclosure Schedules, the Company does not own, directly or indirectly, any securities or other interests issued by any other Person, and is not a participant in any joint venture. The Company has made available to KHC true and complete copies of its Articles of Organization and the Company Operating Agreement, each as currently in effect.

5.2	Authorization, Execution and Enforceability.

The Company has the requisite corporate or other power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Company. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by the Company to the extent it is a party hereto and thereto. Assuming the due authorization, execution and delivery by each other party thereto, this Agreement and each other Transaction Document constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing.

5.3	No Conflict or Violation.

Except as set forth on Schedule 5.3 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is party, and the consummation of the transactions contemplated hereby and thereby by the Company will not, (a) conflict with any of the provisions of the organizational documents of the Company, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Company under, any contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Company is a party or by which the Company or any of its assets is bound or affected, or (c) result in a violation or contravention in any material respect of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Company, or any of its properties or assets.

5.4	No Consent or Filing.

Except as set forth on Schedule 5.4 of the Disclosure Schedules, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby by the Company.

5.5	The Interests.

Exhibit A sets forth all of the Company’s limited liability membership interests that are authorized and are owned as of the date hereof, all of such owned membership interests constitute 100% of the outstanding membership interests of the Company and are owned by Contributor and no preemptive or similar rights exist and no person or entity is entitled to a share of the profits and losses of the Company or has a right to receive distributions from the Company other than those distributions set forth on Exhibit C. The Interests are not, and have never been, certificated. The Interests are owned beneficially and of record by Contributor, free and clear of all Liens. Upon delivery of Aggregate Consideration for the Interests as provided herein, KHC will acquire good and valid title to the Interests, free and clear of all Liens. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Contributor or the Company may become obligated to issue, sell, purchase or redeem any membership interests of the Company after the Closing. Except as set forth on Schedule 5.5 of the Disclosure Disclosures, after payment at Closing of the amounts set forth on Exhibit C to be paid at the Closing in accordance with the DCU Termination Agreements, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company, to vote or to dispose of any Interests or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) to any other Person. Other than the Company Operating Agreement, the Company is not a party to any stockholders’ agreement, buy-sell agreement, voting trust agreement or registration rights agreement that will be in effect immediately after Closing and which relates to any equity securities of the Company or any other contract relating to disposition, voting or dividends with respect to any equity interests or securities of the Company. All of the Interests have been offered, issued and sold by the Company in compliance with applicable federal and state securities Laws.

5.6	Waiver and Termination of Buy-Sell Agreement.

Contributor and the Company hereby agree (i) that the transfer of the Interests pursuant to this Agreement shall not be deemed to violate the terms and conditions of the Buy-Sell Agreement, (ii) that that the execution of this Agreement by the Members, Contributor and the Company shall serve as the requisite consent to (A) effect the transfer of Interests as contemplated by this Agreement and (B) terminate the Buy-Sell Agreement effective as of the Closing, and (iii) KHC will have no liability or obligation with respect to the Buy-Sell Agreement.

5.7	Financial Information.

(a)           Company has furnished to KHC the audited balance sheets, statement of operations and statement of changes in equity and statement of cash flows for the Company as of December 31, 2008 and 2007 (collectively, the “Annual Financial Statements”), copies of which are attached hereto as Schedule 5.7. The audited Annual Financial Statements, including the footnotes thereto, present fairly in all material respects the financial position of the Company as of such dates and the results of operations and cash flow for the respective periods indicated and are consistent with the books and records of the Company. The Annual Financial Statements have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods covered thereby. The Annual Financial Statements are accompanied by the related report of Goodman & Company, LLP, independent certified public accountants. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of audited financial statements for the Company in conformity with GAAP and the Company has established and maintained an effective system of internal policies and controls, including operational, financial reporting and organizational controls, sufficient to provide reasonable assurances that all material or unique matters arising in connection with the operation of its business are promptly reported to the Company’s senior management.

(b)          Schedule 5.7 of the Disclosure Schedules sets forth the audited balance sheet and statement of operations and income for the Company for period ending as of October 31, 2009 (the “2009 Financial Statements”). The 2009 Financial Statements, including the footnotes thereto, present fairly in all material respects the financial position of the Company for such periods and as of such dates as are indicated therein and are consistent with the books and records of the Company. The 2009 Financial Statements have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods covered thereby. The 2009 Financial Statements are accompanies by the related report of Goodman & Company, LLP, independent certified public accountants.

5.8	Conduct of Business; No Company Material Adverse Effect.

Except as set forth on Schedule 5.8 of the Disclosure Schedules since the Balance Sheet Date:

(a)           the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice;

(b)          there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 for any single loss:

(c)          there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

(d)          the Company has not entered into any transaction or contract or incurred any obligation or liability not in the ordinary course of business consistent with past practice and involving the expenditure of more than $50,000;

(e)          the Company has not mortgaged, pledged or subjected to any Lien any asset, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of $50,000;

(f)           the Company has not canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $50,000 or amended, canceled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than $50,000;

(g)          the Company has not made or committed to make any capital expenditures or capital additions in excess of $50,000;

(h)          the Company has not instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded $50,000;

(i)            the Company has not amended any Plan or established any new employee benefit plan;

(j)           there have been no labor strikes, work stoppages or lockouts against the Company; and

(k)          there has not been a Company Material Adverse Effect.

5.9	Material Contracts.

(a)         Schedule 5.9 of the Disclosure Schedules sets forth, as of the date hereof, the following agreements currently in effect that relate to the Company (each, a “Material Contract”):

(i)          Each agreement or letter of intent to which the Company is a party requiring payments, contingent or otherwise, or generating revenues in excess of $50,000 in any one year period; provided that the amount of payments due or revenues to be generated under any requirements agreement shall be measured by the amount paid or payable thereunder during the one-year period ending on the date of this Agreement;

(ii)          Each agreement to which the Company is a party with respect to Indebtedness for money borrowed in excess of $50,000, including letters of credit, guaranties, indentures, swaps and similar agreements;

(iii)         Other than standard agreements entered into by employees of the Company upon the commencement of employment (copies of which have been made available to KHC), each management, consulting, employment, severance, collective bargaining or similar agreement to which the Company is a party;

(iv)         Each confidentiality agreement or non-competition agreement to which the Company is a party;

(v)          Each partnership and joint venture agreement to which the Company is a party;

(vi)         Each material agreement relating to the license, sale or development of Intellectual Property to which the Company is a party (excluding commercial off-the-shelf software for the purposes hereof);

(vii)        Each lease or sublease for Real Property;

(viii)       Each agreement to which the Company is a party under which the consequences of a default or termination could reasonably be expected to result in a Company Material Adverse Effect.

(b)          Each Material Contract is valid, binding and enforceable against the Company, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of Law or equity). There are no existing material defaults by the Company under any Material Contract and to the Knowledge of the Contributor, no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would constitute a material default under any Material Contract by any other party thereto. The Company does not have any Material Contracts that are Loss Contracts and, to the Knowledge of Contributor, has no bids outstanding that could result in Loss Contracts.

5.10	Property, Assets and Leases.

(a)          Except as set forth on Schedule 5.10(a) of the Disclosure Schedules, the Company has good and marketable title to, or a valid leasehold interest in, its respective material assets as reflected on the Balance Sheet, in each case free and clear of all Liens. Such assets constitute all of the assets necessary to the conduct of the business of the Company as currently conducted.

(b)          All material tangible personal property owned by the Company is in good working order and condition, ordinary wear and tear excepted.

(c)           Schedule 5.10(c) of the Disclosure Schedules sets forth the real property owned or leased by the Company (collectively, the “Real Property”).  Except as set forth on Schedule 5.10(c) of the Disclosure Schedules, with respect to each parcel of Real Property, (i) there are no pending or, to the Knowledge of Contributor, threatened material condemnation proceedings, lawsuits or administrative actions relating to it, (ii) there are no leases, subleases, licenses or concessions, written or oral, granting to any Person the right to use or occupy any portion of it and (iii) to the Knowledge of Contributor, there are no outstanding options or rights of first refusal to purchase it or any portion thereof or interest therein. Section 5.10(c) of the Disclosure Schedules lists all leases and other agreements under which the Company is lessee or lessor of any asset, or holds, manages or operates any asset owned by any third party, or under which any asset owned by the Company is held, operated or managed by a third party. The Company is the owner and holder of all the leasehold estates purported to be granted to it by the documents described in Section 5.10 of the Disclosure Schedules. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the Knowledge of Contributor, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing, and grants the leasehold estate it purports to grant free and clear of all Liens (other than as set forth in the applicable lease agreement). The Company has in all material respects performed all obligations thereunder required to be performed by it to date. The Company is not, and to the Knowledge of Contributor, no other party is in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the assets subject to such leases are in good operating condition and repair, normal wear and tear excepted. Except as forth in Schedule 5.10 of the Disclosure Schedules, no consent is required from lessor under any of the agreements set forth in Schedule 5.10 of the Disclosure Schedules in connection with the transactions contemplated by this Agreement.

(d)          All existing minute books, books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Company are currently located at 300 N. Washington Street, Suite 101, Falls Church, Virginia 22046, except to the extent they have been delivered to KHC prior to the date hereof.

5.11	No Litigation; Compliance with Laws.

(a)          Except as set forth on Schedule 5.11(a) of the Disclosure Schedules, (i) there is no litigation or other claim pending or, to the Knowledge of Contributor, threatened against the Company before any Governmental Authority and (ii) there are no judgments, orders or decrees of any Governmental Authority against the Company. The Company is not operating under, subject to or in default with respect to, any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Authority.

(b)          Since January 30, 2007, the Company has conducted its business in compliance in all material respects with applicable Law and has received no notice of or been charged with the violation of any applicable Law during such period. The Company has all licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable it to own or lease its assets and conduct its business in all respects as currently conducted, a list of which is set forth on Schedule 5.11(b) of the Disclosure Schedules and copies of which have been made available to KHC. Except as set forth on Schedules 5.3 or 5.4 of the Disclosure Schedules, no registration, filing, notice, order, approval, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence.

5.12	No Undisclosed Liabilities.

Except as set forth in the Balance Sheet (including the footnotes thereto) attached hereto as part of Schedule 5.12 of the Disclosure Schedules, there are no material liabilities of the Company other than (a) liabilities set forth on Schedule 5.12 of the Disclosure Schedules and (b) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice which have not had and would not reasonably be expected to have a Company Material Adverse Effect or (c) obligations to perform after the date hereof any contracts or other agreements of the Company which have been disclosed on Schedule 5.9 of the Disclosure Schedules or which are not required to be disclosed on Schedule 5.9 of the Disclosure Schedules because such contracts or other agreements do not meet the disclosure thresholds under Section 5.9 above.

5.13	Insurance.

Schedule 5.13 of the Disclosure Schedules sets forth a listing of the material terms of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any Plan described in Section 5.19, and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage during the one year preceding the date of this Agreement. Each of the insurance policies set forth on Schedule 5.13 of the Disclosure Schedules is in full force and effect, and neither the Company nor any Contributor has received any notice of termination or intent to terminate any such insurance policy.

5.14	No Brokers.

Except as set forth on Schedule 5.14 of the Disclosure Schedules, no broker, finder or similar agent has been retained by or to act on behalf of any Contributor or the Company, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to any Contributor or the Company in connection with this Agreement and any other transaction contemplated hereby.

5.15	No Transactions with Interested Persons.

Except as set forth on Schedule 5.15 of the Disclosure Schedules, with respect to any customer, supplier or competitor of the Company or any entity party to any Material Contract, no executive officer of the Company (a) directly owns any interest in such entity (other than stock of a publicly-held company where such investment does not exceed three percent (3%) of the total outstanding stock) or (b) serves as an executive officer or director of such entity.

5.16	Environmental Matters.

(a)          Except as set forth on Schedule 5.16 of the Disclosure Schedules, (i) the Company is and has been in compliance with all applicable Environmental Laws, (ii) the Company possesses all permits and approvals issued pursuant to Environmental Laws that are required to conduct the business of the Company as it is currently conducted, and are and have been in compliance with all such permits and approvals, (iii) to the Knowledge of Contributor, no Releases of any Hazardous Material have occurred at, on, from or under any real property, for which Releases the Company is or would be liable under any Environmental Law, (iv) the Company has not received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Materials or alleging that the Company is or may be in violation of, or has any liability under, any Environmental Law and (v) no Real Property or property formerly owned, leased or operated by the Company is listed or proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require Remediation under Environmental Laws.

(b)          The Company has made available to KHC copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company’s compliance with Environmental Laws or the environmental condition any real property that Company currently or formerly has owned, operated, or leased. Any information (if any) the Company has made available to KHC concerning the environmental condition of any real property, prior uses of any real property, and the operations of Company related to compliance with Environmental Laws is, taken as a whole, accurate and complete in all material respects.

5.17	Intellectual Property.

(a)          Schedule 5.17(a) of the Disclosure Schedules sets forth a complete list of (i) all registered and material unregistered Intellectual Property owned by the Company, specifying, for each item of Intellectual Property that is registered or for which an application to register is pending, the status of such registration or applications, and (ii) all licenses and sublicenses granted by or to the Company with respect to any Intellectual Property, other than with respect to use by the Company of government furnished property, and excluding license rights granted by the Company pursuant to standard clauses required under Federal Acquisition Regulations and Defense Acquisition Regulations in Government Contracts, and commercial off the shelf software licenses with a per seat fee of less than $1,000. The Intellectual Property and licenses listed on Schedule 5.17(a) of the Disclosure Schedules (together with the licensed Intellectual Property not required to be set forth on such schedule as a result of the exceptions) constitutes all of the material Intellectual Property necessary to the conduct of the business of the Company as currently conducted.

(b)          The Company owns, free and clear of all Liens, or has sufficient rights to use, all Intellectual Property used in the conduct of the business of the Company as currently conducted.

(c)          Except as set forth on Schedule 5.17(c) of the Disclosure Schedules, (i) the Company is not in default (or with the giving of notice or lapse of time or both, would not be in default) under any license to use any Intellectual Property, (ii) to the Knowledge of Contributor, no Intellectual Property owned by the Company and necessary to the conduct of the business of the Company as currently conducted is being infringed by any third party or has been infringed or misappropriated by any third party in the past and (iii) to the Knowledge of Contributor, the Company is not infringing, and has not misappropriated, any Intellectual Property of any third party.

(d)          Except as set forth on Schedule 5.17(d) of the Disclosure Schedules, (i) there is no pending or, to the Knowledge of Contributor, threatened, significant claim or dispute regarding the ownership of, or use by, the Company of any Intellectual Property, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause the loss of use of any Intellectual Property owned or licensed by the Company and necessary to the conduct of the business of the Company as currently conducted and (iii) to the Knowledge of Contributor, there is no fact or circumstance existing that would render the right to use any of the Intellectual Property set forth on Schedule 5.17(a) of the Disclosure Schedules unenforceable or invalid.

(e)          Except as set forth on Schedule 5.17(e) of the Disclosure Schedules, the Company has taken commercially reasonably actions to maintain and protect (i) its rights relating to the Intellectual Property owned by the Company and set forth on Schedule 5.17(a) of the Disclosure Schedules and (ii) the secrecy, confidentiality, value and the rights in the Trade Secrets of the Company. Except as set forth on Schedule 5.17(e) of the Disclosure Schedules, the Company has and enforces a policy requiring all employees, consultants and contractors of the Company with access to Company Trade Secrets or who develop or have developed any Intellectual Property on behalf of the Company to execute appropriate agreements imposing on such individuals confidentiality obligations and assigning to the Company all rights in Intellectual Property developed for the Company. All copies thereof have been made available to KHC. To the Knowledge of Contributor, there has been no violation of such Intellectual Property agreements or unauthorized disclosure of any Trade Secret of the Company.

(f)           Except as set forth on Schedule 5.17(f) of the Disclosure Schedules and to the Knowledge of Contributor, none of the Intellectual Property claimed to be owned or developed by the Company, its employees or consultants, or assigned to the Company, was developed by or on behalf of, or using grants or other subsidies of, any governmental entity or any university, nor was any government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of such Intellectual Property. To the extent the Intellectual Property claimed to be owned or developed by the Company was delivered under a Government Contract, the Company has complied with all applicable regulations and Laws and with all applicable contractual requirements relating to the placement of legends or restrictive markings on such Intellectual Property.

5.18	Tax Matters.

(a)          Except as set forth on Schedule 5.18(a) of the Disclosure Schedules, the Company (i) has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by it and all such Tax Returns are (or will be, as appropriate) true, correct and complete in all material respects; and (ii) has timely paid or will timely pay all material amounts of Taxes that have become due and payable by it except to the extent that such Taxes are being contested in good faith. There are no Liens for Taxes upon any of the assets of the Company. All amounts of Taxes required to have been withheld by or with respect to the Company have been or will be timely withheld and remitted to the applicable taxing authority (and all related reporting and recordkeeping requirements have been or will be complied with). No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)          Except as set forth on Schedule 5.18(b) of the Disclosure Schedules, to the Knowledge of Contributor, there are no pending audits, examinations, investigations or other proceedings in respect of any Tax of the Company and no Contributor or officer (or employee responsible for Tax matters) of the Company expects any authority to assert any additional taxes for any period for which Tax Returns have been filed. No deficiency for any material amount of Tax has been asserted in writing or assessed by any taxing authority in writing against the Company, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith. The Contributors have delivered or made available to KHC correct and complete copies of all Tax Returns, exemption reports and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2004.

(c)          The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(d)          The Company has no liability for the Taxes of any Person (other than Taxes of the Company) under Treasury regulation 1.1502-6 (or any similar provision or state, local or foreign Law), as a transferee or successor, by contract, or otherwise other than any contract the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Tax liability are typical of such type of contracts).

(e)           The Company has not waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(f)           The Company has not participated in any “listed transaction” within the meaning of, and the Company has complied with the reporting requirements of, Treasury regulation 1.6011-4.

(g)          The Company has at all times since its formation been treated, and qualified to be treated, as a partnership for United States federal income tax purposes and will be treated, and qualifies to be treated, as a partnership for United States federal income tax purposes for all taxable periods through the Closing Date.

5.19	Employee Benefit Plans.

(a)          Schedule 5.19(a) of the Disclosure Schedules sets forth all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other material contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, consultant, independent contractor officer or director of the Company, but excluding any multiemployer plans within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (collectively, without regard to materiality, the “Plans”). The Contributors and the Company have made available to KHC a true, current and complete copy of (i) each Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Plan that not been reduced to writing, a summary of all material terms of the Plan, as amended and in effect and (iii) for each Plan, the following, to the extent applicable: (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements; (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500; (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the “IRS”) determination letter or, if a prototype plan, an opinion letter and (2) any material correspondence with or notices from the IRS or the Department of Labor; and (E) the most recent actuarial report or statement of Plan assets.

(b)          Except as set forth on Schedule 5.19(b) of the Disclosure Schedules, each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, and, to the Knowledge of Contributor, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(c)          Except as set forth on Schedule 5.19(c) of the Disclosure Schedules, (i) each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions to, premiums with respect to and benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued, and (ii) no Plan provides retiree welfare benefits, and the Company has no obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code or similar State Law.

(d)          With respect to any Plan, as of the date of this Agreement (i) no claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Contributor, threatened in writing, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of Contributor, threatened and (iii) to the Knowledge of Contributor no event has occurred from which a material liability could arise under the “prohibited transaction” rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and, to the Knowledge of Contributor no “fiduciary” (as defined in ERISA Section 3(21)) has any material liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e)          Except as set forth on Schedule 5.19(e) of the Disclosure Schedules, none of the Company or any of its ERISA Affiliates has at any time maintained, contributed to or incurred any material liability under any defined benefit pension plan subject to Title IV of ERISA or any “multiemployer plan” or “multiple employer plan” as those terms are defined in ERISA.

(f)           The execution, delivery and performance by the Company of its obligations under the transactions contemplated by this Agreement and the Transaction Documents to which it is party will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of (x) any material restrictions or material limitations on the right of the Company to amend or terminate any Plan, or (y) result in “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code that would be non-deductible by the Company by virtue of Section 4999 of the Code.

(g)          The Company does not have any Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies).

(h)          With respect to any “single-employer plan,” within the meaning of Section 4001 (a)(15) of ERISA, maintained or contributed to by the Company, (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums not yet due), (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists. With respect to any “multi- employer plan,” as such term is defined in ERISA, all premiums to the PBGC have been timely paid in full and no liability (other than for premiums to the PBGC under Title IV of ERISA has been or is expected to be incurred by the Company or any ERISA Affiliate.

5.20	Labor and Employment Matters.

(a)          Except as set forth on Schedule 5.20 of the Disclosure Schedules, as of the date of this Agreement (i) no employee of the Company is represented by a labor union, work council or similar organization in connection with their employment by the Company, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (iii) to the Knowledge of Contributor, no petition is currently pending, instituted or in progress by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, (iv) to the Knowledge of Contributor, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no written demand for recognition of employees of the Company has been made to the Company by, or on behalf of, any labor union, (v) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company, and (vi) there is no labor strike, work stoppage or lockout pending, or, to the Knowledge of Contributor, threatened, by or with respect to any employees of the Company.

(b)          The Company is in material compliance with all employment agreements, consulting and other service contracts, and severance and separation agreements. Section 5.20(b) of the Disclosure Schedules lists all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive annual compensation from the Company in excess of $200,000 for the current fiscal year, showing each such person’s name, position, annual salary and bonuses for the current fiscal year.

(c)          The Company, during the four (4) year period prior to the date hereof, has not taken any action that would constitute a “Mass Layoff or ”Plant Closing“ within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

5.21	Government Contracts and Subcontracts.

(a)          Except as set forth on Schedule 5.21(a) of the Disclosure Schedules, (i) no cost incurred by the Company pertaining to any Government Contract has been questioned or challenged in writing by any Governmental Authority or representative thereof, (ii) to the Knowledge of Contributor, all amounts previously charged or at present carried as chargeable by the Company to any Government Contract have been or are reasonable, allowable and allocable to each such Government Contract and (iii) no written notice has been given of a cost accounting standard noncompliance.

(b)          Except as set forth on Schedule 5.21(b) of the Disclosure Schedules, (i) none of the officers or to the Knowledge of Contributor, the employees of the Company is, or since January 30, 2006, has been, under administrative, civil or criminal investigation, or has been under indictment by any Governmental Authority or, other than routine contract audits by the Defense Contract Audit Agency, has been the subject of any audit, investigation or action with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract and (ii) since its formation, the Company has not conducted or initiated any formal internal investigation using outside counsel or consultants or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c)           There does not exist and has not existed since January 30, 2006 any irregularity, misstatement or omission arising under or relating to any Government Contract that has led or would reasonably be expected to lead to any of the consequences set forth in Section 5.21(b) above, or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d)          There exists no (i) outstanding written claims against the Company, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and, to the Knowledge of Contributor, there are no facts or circumstances upon which such a claim would reasonably be expected to be based in the future or (ii) material disputes between the Company and any Governmental Authority under the Contract Disputes Act, the Federal Acquisition Regulations, Acquisition Management System or any other federal statute or regulation, or between the Company and any prime contractor, subcontractor or vendor, in each case arising under or relating to any Government Contract; and to the Knowledge of Contributor, there are no facts or circumstances that could reasonably be expected to lead to such a dispute in the future.

(e)           Except for claims for payment of fees and purchase prices in the ordinary course of business, the Company does not have any interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f)           Except as set forth on Schedule 5.21(f) of the Disclosure Schedule, routine contract audits by the Defense Contract Audit Agency and routine security audits by the Defense Security Service, no Government Contract to which the Company is a party is currently, or has been within the one-year period prior to the date of this Agreement, under audit by any Governmental Authority or any other Person that is a party to such Government Contract.

(g)           Except as set forth on Schedule 5.21(a) of the Disclosure Schedules, the Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard. All information made available or accessible by the Company for any such audit was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h)          The Company has not been suspended or debarred from bidding on contracts or subcontracts for any Governmental Authority, nor to the Knowledge of Contributor, has any suspension or debarment action been commenced. No valid basis exists for the Company’s suspension or debarment from bidding on contracts or subcontracts for any Governmental Authority.

(i)           Other than routine contract audits by the Defense Contract Audit Agency or routine security audits by the Defense Security Service, since January 30, 2006, the Company has not been, nor is it now being, audited or investigated by any government agency, including without limitation the General Accounting Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor, to the Knowledge of Contributor, is any such audit or investigation threatened in writing.

(j)           The Company does not have any disputes pending before a contracting office (not including decisions in the ordinary course of business) of, or any current claim pending against, any agency or instrumentality of any Governmental Authority.

(k)           Since January 30, 2006, the Company has not, with respect to any Government Contract (i) received a cure notice or show cause notice advising the Company that it was in default or would, if it failed to take remedial action, be in default under such Government Contract or (ii) had such Government Contract terminated or cancelled other than termination in accordance with its terms.

(1)           There are no outstanding claims with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Company against a customer, or by a customer against the Company.

(m)           The Company has not received from any Governmental Authority of the United States of America or any prime contractor or subcontractor working for a Governmental Authority of the United States of America any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, “service disabled veteran owned” concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), Section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec. 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

(n)           Except as set forth on Schedule 5.21(n) of the Disclosure Schedules, the Company has no bids outstanding for any Government Contract.

(o)           Except as set forth on Schedule 5.21(o) of the Disclosure Schedules, the employees of the Company possess all United States Government security clearances required to perform the applicable Government Contracts of the Company (“Security Clearances”) and the Company possesses all facility security clearances required to perform the applicable Government Contracts of the Company (“Facility Security Clearances”) and (A) to the Knowledge of Contributor, the subcontractor(s) and independent contractor(s) of the Company possess all necessary security clearances required to perform the applicable Government Contracts of the Company; (B) except to the extent disclosure thereof is prohibited by applicable Law, Schedule 5.2l(o) of the Disclosure Schedules sets forth a true and complete list of all Facility Security Clearances (by category only) held by the Company and all personnel Security Clearances held by the employees of the Company to the extent held or required in connection with the conduct of the business of the Company. The clearances set forth on Schedule 5.2l(o) of the Disclosure Schedules (except to the extent disclosure thereof is prohibited by applicable Law) are all of the Facility Security Clearances and personnel Security Clearances (by category only) reasonably necessary to conduct the current business of the Company; (C) all requisite Security Clearances and Facility Security Clearances are valid and in full force and effect; and (D) the Company is in compliance with all material requirements of the National Industrial Security Program Operating Manual.

(p)           Export Control. To the Knowledge of Contributor, the Company has not been (and has not been required by applicable Law to be) registered with or held any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the import, export or re-export of products, technology, software, services or other information from the United States, and neither the Company is required to transfer, obtain or hold any such license to authorize the continuation of its current importing, exporting or other business activities. The Company has not within the past five (5) years, (i) to the Knowledge of Contributor, been the subject of an investigation or inquiry by any Governmental Authority, (ii) subject to civil or criminal penalties imposed by any Governmental Authority or (iii) made a voluntary disclosure with respect to violations of applicable Laws relating to the import, export or re-export of products, technology, software, services or other information from the United States. The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, in violation of applicable Law.

(q)           The Company has complied in all material respects with all representations, warranties, terms and conditions of each Government Contract and all Laws pertaining thereto.

5.22        Banking Relationships.

Schedule 5.22 of the Disclosure Schedules sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information), (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto and (c) a summary statement of the balances and contents thereof as of February 18, 2009 (taking into account distributions of Cash to the members of the Company prior to the Closing). The Contributors and the Company have taken all action necessary to terminate, effective as of the Closing, any powers of attorney and replace each Person authorized to draw or have access to the Company’s accounts, lock boxes and safe deposit boxes with those designees of KHC.

5.23        Improper and Other Payments.

Except as set forth on Schedule 5.23 of the Disclosure Schedules, none of the Company, or to the Knowledge of Contributor, any member, officer, employee, agent or representative of the Company, or Person acting on behalf of any of them, directly or indirectly (i) has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (ii) has made any unlawful contributions to a domestic or foreign political party or candidate or (iii) has made any unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-l et seq.). The internal accounting controls of the Company are adequate to provide reasonable assurance that instances of any of the foregoing are detected in a timely manner.

5.24        Customers and Suppliers.

(a)           Schedule 5.24(a) of the Disclosure Schedules sets forth a list of each customer that has accounted for more than 5% of the revenues of the Company in any fiscal year beginning with the fiscal year ended December 31, 2008. Except as set forth on Schedule 5.24(a) of the Disclosure Schedules and expect with respect to the expiration or completion of Government Contracts or other material contracts of the Company, the relationship between the Company and any customer set forth on Schedule 5.24(a) of the Disclosure Schedules has not changed in any material respect since the later of December 31, 2008 or the commencement of such relationship nor, to the Knowledge of Contributor, is there any fact or circumstance that could reasonably be expected to lead to any such material change.

(b)           Schedule 5.24(b) of the Disclosure Schedules sets forth a list of each supplier that has accounted for more than 5% of the consolidated payments to suppliers by the Company in any fiscal year beginning with the fiscal year ended December 31, 2008. Except as set forth on Schedule 5.24(b) of the Disclosure Schedules and expect with respect to the expiration or completion of Government Contracts or other material contracts of the Company, the relationship between the Company and any supplier set forth on Schedule 5.24(b) of the Disclosure Schedules has not changed in any material respect since the later of December 31, 2008 or the commencement of such relationship nor, to the Knowledge of Contributor, is there any fact or circumstance that could reasonably be expected to lead to any such material change.

(c)           To the Knowledge of Contributor and expect with respect to the expiration or completion of Government Contracts or other material contracts of the Company, each of the customers and suppliers set forth on Schedules 5.24(a) of the Disclosure Schedules will continue their relationship and continue to conduct business with the Company after the Closing Date in the same manner and on the same terms and conditions as prior to the Closing Date.

5.25           Accounts Receivable; Inventory.

(a)           Schedule 5.25(a) of the Disclosure Schedules sets forth a list of all Accounts Receivable of the Company existing as of February 18, 2010, separately showing those receivables that as of such date have not yet been billed, and billed receivables that have been outstanding 30 days or less, 31 to 60 days, 61 to 90 days and more than 90 days.

(b)           Except as set forth on Schedule 5.25(b) of the Disclosure Schedules, each Accounts Receivable that has been billed is and each unbilled Accounts Receivable will be when billed (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions; (ii) to the Knowledge of Contributor, a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, (iii) to the Knowledge of Contributor, except for the Outstanding International Treaties AR, fully collectible, net of any reserve for uncollectible accounts and (iv) since the Balance Sheet Date, no Accounts Receivable have been written off or sold by the Company.

(c)           Any Inventory of the Company in existence on the Closing Date is in good and merchantable condition, usable or saleable in the ordinary course of business.

5.26           Subsidiaries.

The Company does not have and has never had any subsidiaries.

5.27           Termination of Credit Agreement.

Prior to or simultaneously with Closing, the Company has repaid all outstanding Indebtedness and terminated all outstanding commitments under the Credit Agreement and caused the lenders and agents thereunder to release any security interests in, claims to or controls over any of the assets of the Company.

5.28           No Other Representations and Warranties.

Except for the representations and warranties expressly set forth in this Agreement (including the Disclosure Schedules), neither the Members, Contributor nor the Company, nor any other Person (a) makes any representations or warranty, expressed or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the Company’s business or held by the Company, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business, the Members or Contributor.

SECTION 6: REPRESENTATIONS AND WARRANTIES OF KHC

KHC hereby represents and warrants to Contributor, except as set forth in the disclosure schedules attached hereto (the “KHC Disclosure Schedules”), the following as of the date hereof (except to the extent that a representation, warranty or information in the KHC Disclosure Schedules, expressly states that such representation, warranty or information in the KHC Disclosure Schedules is current only as of an earlier date):

6.1             Organization, Standing and Power.

Each of KHC and KEYW (a) is duly organized, validly existing and in good standing under the Laws of the State of Maryland, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified except where the failure to be so qualified would not reasonably be expected to have a KHC Material Adverse Effect and (c) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted. KEYW is a wholly-owned subsidiary of KHC. Other than its ownership of KEYW and KEYW’s direct and indirect subsidiaries, KHC does not own, directly or indirectly, any securities or other interests issued by any other Person, and is not a participant in any joint venture. KHC has made available to the Contributors true and complete copies of the Articles of Incorporation and Bylaws for KHC and KEYW, each as currently in effect.

6.2            Authorization, Execution and Enforceability.

Each of KHC and KEYW has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by each of KHC and KEYW of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of KHC and KEYW. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by each of KHC and KEYW. Assuming the due authorization, execution and delivery by each other party thereto, this Agreement and each other Transaction Document constitutes the valid and binding obligation of KHC and KEYW, enforceable against KHC and KEYW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing.

6.3            No Conflict or Violation.

The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, in each case by KHC or KEYW will not, (a) conflict with any of the provisions of the organizational documents of KHC or KEYW, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of KHC or KEYW under, any contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which KHC or KEYW is a party or by which KHC or KEYW or any of their respective assets is bound or affected, or (c) result in a violation or contravention of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to KHC or KEYW or any of their respective properties or assets.

6.4            No Consent or Filing.

No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to KHC or KEYW in connection with the execution, delivery or performance of this Agreement and each other Transaction Document which it is a party, or the consummation of the transactions contemplated hereby or thereby, in each case by KHC or KEYW.

6.5            No Litigation; Compliance with Laws.

  (a)           Except as set forth on Schedule 6.5(a) of the KHC Disclosure Schedules, (i) there is no litigation or other claim pending or, to the Knowledge of KHC, threatened, against KHC or any of its Affiliates before any Governmental Authority and (ii) there are no judgments, orders or decrees of any Governmental Authority against KHC or any of its Affiliates. Neither KHC nor any of its Affiliates is operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Authority.

  (b)           Since January 30, 2007, each of KHC and its Affiliates have conducted their respective businesses in compliance in all material respects with applicable Law and have received no written notice of or been charged with the violation of any applicable Law during such period.   KHC and its Affiliates have all material licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable each to own or lease its assets and conduct their respective businesses in all respects as currently conducted.

6.6             No Brokers.

No broker, finder or similar agent has been retained by or to act on behalf of KHC or KEYW, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to KHC or KEYW in connection with this Agreement any other transaction contemplated hereby.

6.7             Securities Act.

KHC is acquiring the Interests for investment only and not with a view to any public distribution thereof, and KHC shall not offer to sell or otherwise dispose of the Interests so acquired by it in violation of the registration requirements of the Securities Act.

6.8             Experience.

KHC has specific knowledge and experience in financial and business matters such that KHC is capable of evaluating the merits and risks of its purchase of the Interests and its investment in the Interests being acquired hereunder. KHC is an “accredited investor” within the meaning of Rule 501 under the Securities Act. KHC understands and is able to evaluate the Interests and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the Interests have not been registered under the Securities Act or any state securities laws).

6.9             Capitalization; KHC Shares.

(a)           The authorized capital stock of KHC consists of 100,000,000 shares of common stock, par value $.001 per share of which 14,187,520 are issued and outstanding. Except as set forth on Schedule 6.9 of the KHC Disclosure Schedules, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to KHC, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of KHC’s capital stock. Except as set forth on Schedule 6.9 of the KHC Disclosure Schedules, there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of KHC or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of KHC, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which KHC or to the Knowledge of KHC any stockholder of KHC is a party or by which KHC, or to the Knowledge of KHC, any stockholder of KHC is bound relating to any shares of KHC’s capital stock or any other equity securities of the Company, whether or not outstanding. All outstanding capital stock and convertible securities of KHC have been offered, issued and sold by KHC in compliance with applicable federal and state securities Laws. Except for KHC’s right under the KHC 2008 and 2009 Stock Incentive Plans to repurchase shares of KHC common stock from employees of the KEYW Group who terminate their employment with the KEYW Group, no Person has any right to require KHC, and KHC has no right, obligation or commitment, to repurchase, redeem or otherwise reacquire shares of its common stock.

(b) Upon their issuance in accordance with the terms hereof, all of the KHC Shares will be validly issued, fully paid, nonassessable and not subject to any preemptive rights, or similar rights under the Maryland General Corporate Law, the charter documents of KHC, or to any agreement to which KHC is a party or by which KHC may be bound other than this Agreement and the Amended and Restated Stockholders’ Agreement dated as of May 22, 2009. Except as set forth on Schedule 6.9 of the KHC Disclosure Schedules, there are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which KHC is a party or by which KHC may be bound obligating KHC to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its common stock. There is no agreement or right allowing for the repurchase or redemption of such shares. Assuming the accuracy of the representations set forth in Section 4, upon their issuance in accordance with the terms hereof, all of the KHC Shares will have been offered, issued and sold by KHC in compliance with applicable federal and state securities Laws.

6.10            Financial Information.

(a)           KHC has furnished to the Contributors the audited balance sheets, statement of operations and statement of changes in equity and statement of cash flows for KEYW and its Affiliates as of December 31, 2008 (collectively, the “KHC Financial Statements”), copies of which are attached hereto as Schedule 6.10. The KHC Financial Statements, including the footnotes thereto, present fairly in all material respects the financial position of KEYW as of such dates and the results of operations and cash flow for the respective periods indicated and are consistent with the books and records of KHC and its Affiliates. The KHC Financial Statements have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods covered thereby. The KHC Financial Statements are accompanied by the related report of Stegman & Company, independent certified public accountants. KHC and its Affiliates maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of audited financial statements for KHC and its Affiliates in conformity with GAAP and KHC and its Affiliates have established and maintained an effective system of internal policies and controls, including operational, financial reporting and organizational controls, sufficient to provide reasonable assurances that all material or unique matters arising in connection with the operation of its business are promptly reported to the senior management of KHC and its Affiliates.

(b)           Schedule 6.10 of the KHC Disclosure Schedules sets forth the unaudited balance sheet and statement of operations and income for KHC and its Affiliates as of December 31, 2009 (collectively, the “Unaudited KHC Financial Statements”). The Unaudited KHC Financial Statements, including the footnotes thereto, present fairly in all material respects the financial position of KHC and its Affiliates for such periods and as of such dates as are indicated therein. The Unaudited KHC Financial Statements have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods covered thereby.

6.11            No Undisclosed Liabilities.

Except as set forth in the KHC Balance Sheet (including the footnotes thereto) attached hereto as part of Schedule 6.11 of the KHC Disclosure Schedules, there are no liabilities of KHC and its Affiliates other than (a) liabilities set forth on Schedule 6.11 of the KHC Disclosure Schedules and (b) liabilities that have arisen since December 31, 2009 in the ordinary course of business consistent with past practice which have not had and would not reasonably be expected to have a KHC Material Adverse Effect.

6.12          Conduct of Business; No Company Material Adverse Effect.

Except as set forth on Schedule 6.12 of the KHC Disclosure Schedules since December 31, 2009: (a) other than pursuing the transaction contemplated hereunder, each of KHC and KEYW has conducted its business in all material respects in the ordinary course of business consistent with past practice; and (b) there has not been a KHC Material Adverse Effect.

6.13           Material Contracts.

Each KHC Material Contract is valid, binding and enforceable against KHC and KEYW, as applicable, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of Law or equity). There are no existing material defaults by KHC or KEYW under any such KHC Material Contract and to the Knowledge of KHC, whether with or without notice, lapse of time or the happening or occurrence of any other event, no event has occurred that would constitute a material default under any KHC Material Contract by any other party thereto. Neither KHC nor KEYW has any KHC Material Contracts that are Loss Contracts and, to the Knowledge of KHC, has any bids outstanding that could result in Loss Contracts.

6.14           Property and Assets.

(a)           Except as set forth on Schedule 6.14(a) of the KHC Disclosure Schedules, KEYW has good and marketable title to, or a valid leasehold interest in, its respective material assets as reflected on the KHC Balance Sheet, in each case free and clear of all Liens. Such assets constitute all of the assets necessary to the conduct of the business of KEYW as currently conducted. KHC has no assets other than (i) its equity interest in KEYW and cash and (ii) those assets set forth on Schedule 6.14(a) of the KHC Disclosure Schedules.

(b)           All material tangible personal property owned by KEYW is in good operating condition and repair, normal wear and tear excepted.

6.15           Tax Matters.

(a)           Except as set forth on Schedule 6.15(a) of the KHC Disclosure Schedules, KEYW (i) has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by it and all such Tax Returns are (or will be, as appropriate) true, correct and complete in all material respects; and (ii) has timely paid or will timely pay all material amounts of Taxes that have become due and payable by it except to the extent that such Taxes are being contested in good faith. There are no Liens for Taxes upon any of the assets of KEYW. All amounts of Taxes required to have been withheld by or with respect to KEYW have been or will be timely withheld and remitted to the applicable taxing authority (and all related reporting and recordkeeping requirements have been or will be complied with). No claim has ever been made by an authority in a jurisdiction where KEYW does not file Tax Returns that KEYW is or may be subject to taxation by that jurisdiction.

(b)           Except as set forth on Schedule 6.15(b) of the KHC Disclosure Schedules, to the Knowledge of KHC, there are no pending audits, examinations, investigations or other proceedings in respect of any Tax of KEYW and no officer (or employee responsible for Tax matters) of KHC or KEYW expects any authority to assert any additional Taxes for any period for which Tax Returns have been filed. No deficiency for any material amount of Tax has been asserted in writing or assessed by any taxing authority in writing against KEYW, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith. KHC has delivered or made available to the Contributors correct and complete copies of all Tax Returns, exemption reports and statements of deficiencies assessed against or agreed to by KEYW filed or received since December 31, 2004.

(c)           The unpaid Taxes of KEYW did not, as of December 31, 2009, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the KHC Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of KEYW.

(d)           Neither KHC not KEYW has any liability for the Taxes of any Person (other than Taxes of KHC and KEYW) under Treasury regulation 1.1502-6 (or any similar provision or state, local or foreign Law), as a transferee or successor, by contract, or otherwise other than any contract the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Tax liability are typical of such type of contracts).

(e)           Neither KHC nor KEYW has waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(f)           Neither KHC nor KEYW has participated in any “listed transaction” within the meaning of, and each of KHC and KEYW has complied with the reporting requirements of, Treasury regulation 1.6011-4.

6.16           Government Contracts.

(a)           Except as set forth on Schedule 6.16(a) of the KHC Disclosure Schedules, with respect to each KEYW Government Contract:

(i)           KEYW has complied in all material respects with all representations, warranties, terms and conditions of each KEYW Government Contract and all Laws pertaining thereto;

(ii)           KEYW has not received any written notice from a Governmental Authority of the United States of America nor any prime contractor, subcontractor or other Person that KEYW has breached, defaulted under, or materially violated any Law, certification, representation, clause, provision or requirement pertaining to such KEYW Government Contract and to the Knowledge of KHC, there are no facts or circumstances upon which such a claim would reasonably be expected to be based;

(iii)          no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any KEYW Government Contract;

(iv)          there are no outstanding, pending or unresolved notices of cost disallowance pertaining to any KEYW Government Contract;

(v)           to the Knowledge of KHC, neither KEYW nor any officer or employee of KEYW or KHC is under civil, administrative or criminal investigation or indictment or has information with respect to any alleged materially irregularity, misstatement or omission arising under or relating to any KEYW Government Contract; and

(vi)          to the Knowledge of KHC, there are no facts or circumstances that could reasonably be expected to result in the events described in clauses (a)(i) through and including (a)(v) above.

(b)           Except as set forth on Schedule 6.16(b) of the KHC Disclosure Schedules, there are (i) no outstanding claims against KEYW, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any KEYW Government Contract and (ii) no disputes between KEYW and the U.S. Government under the Contract Disputes Act or any other federal statute or between KEYW and any prime contractor, subcontractor or vendor arising under or relating to any KEYW Government Contract.

(c)           During the three-year period prior to the date of this Agreement, KEYW has not been debarred or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). No valid basis exists for KEYW’s suspension or debarment from bidding on contracts or subcontracts for any Governmental Authority.

6.17           Solvency.

Each of KHC and KEYW is now solvent. KHC has immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of all fees and expenses payable by KHC in connection with the transactions contemplated by this Agreement. KHC will not become insolvent as a result of consummating the transactions contemplated by this Agreement.

6.18           Full Disclosure

To the Knowledge of KHC, no representation or warranty made by KHC in this Agreement contains any untrue statement of a material fact and KHC has not omitted to state any material fact necessary to make any of the representations or warranties made by KHC in this Agreement not misleading in any material respect.

6.19           KHC Acknowledgement

KHC acknowledges that none of Contributor, the Company nor any Member, nor any other Person acting on behalf of the Members, Contributor or the Company (a) has made any representation or warranty, express or implied, regarding any Member, the Company or Contributor, except as expressly set forth in this Agreement, the other Transaction Documents to which they are a party and the Disclosure Schedules or (b) makes or will be deemed to have made hereunder any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company. In addition, KHC acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information. KHC has conducted such investigations of the Company as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and has been provided access to the Company, its books and records, management and employees, and facilities as was necessary to conduct such investigation.

6.20           No Other Representations and Warranties.

Except for the representations and warranties expressly set forth in this Agreement (including the KHC Disclosure Schedules), neither KHC nor any other Person (a) makes any representations or warranty, expressed or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of KHC and its Affiliates or held by KHC or its Affiliates, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding KHC or the business of KHC and its Affiliates.

SECTION 7: COVENANTS

7.1          Confidentiality.

Except as required by applicable Law, the Members and Contributor shall, and shall use commercially reasonable efforts to cause Persons directly controlled by the Members and Contributor to, for a period of five (5) years from the date hereof, hold in confidence all knowledge and information with respect to the business of the Company and shall not disclose, publish or make use of the same without the prior written consent of KHC, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any Member or Contributor; (ii) in the event such Member or Contributor is requested in a legal proceeding (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the knowledge and information, such Member or Contributor shall give KHC prompt notice of such request so that KHC may seek a protective order or other similar relief with respect to such disclosure so as to maintain the confidential nature of the information and (iii) in the event such Member or Contributor is otherwise required by law to disclose any of his or its knowledge or information regarding KHC, such Member or Contributor shall (if permitted by such process) give KHC notice of the information to be disclosed and such opportunity as is reasonably practicable to review the proposed disclosure and comment thereon.

7.2             Further Actions.

(a)           After the Closing, at the request of the other, the Members, Contributor and KHC shall cooperate and use commercially reasonable efforts to carry out the intent of this Agreement, and each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby.

(b)           Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The party requesting any such books and records, information or employees will bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 7.2(b) will be kept confidential pursuant to Section 7.1 by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use

7.3             Publicity.

Except as required by applicable Law, no publicity, release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Member, Contributor or the Company, on the one hand, or KHC, on the other hand, without the advance written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that KHC shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby to prospective investors, lenders and target companies in connection with financings and acquisitions that it is contemplating. In the event that a party is required by applicable Law to make a release or announcement, such party shall provide the other parties with a reasonable opportunity (if allowable by such process) (in no event less than five (5) Business Days’ prior written notice) to review such release or announcement before such release or announcement is made.

7.4              Expenses.

Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants; provided, however, that Contributor will use a portion of the cash it receives at Closing to pay all its transaction costs and those costs incurred by the Members and the Company in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby; provided, further, that any transaction costs incurred by the Members and the Company that are tendered for payment after the Closing shall be paid by Contributor or reimbursed to KHC by Contributor and/or the Members. Notwithstanding the foregoing, (a) Contributor and the Company, on the one hand, and KHC, on the other hand, shall pay 50% of any costs of conveyances, notary fees and sales, stamp, documentary, transfer and recording Taxes and fees applicable to the Transaction Documents and the transactions contemplated hereby and (b) Contributor and KHC shall bear equally the cost of any filing with or consent of any Governmental Authority with respect thereto.

7.5             [Reserved].

[Reserved].

7.6             DSS.   As soon as practicable after the date of this Agreement, the Company, in consultation with KHC, will prepare and submit to the Defense Security Service (DSS) of the United States Department of Defense and, to the extent applicable, the United States Department of Energy (DOE) a notification under the National Industrial Security Program Operating Manual (NISPOM) and any applicable DOE security regulations, as may be required in connection with the transactions contemplated hereby. The Company and KHC shall use commercially reasonable efforts to cooperate and take all reasonable efforts to avoid DSS from taking any adverse action in connection with the security clearances of the Company’s employees or the Company’s facility security clearance.

7.7             Employees.   Employees of the Company who continue to be employed by KHC, the Company or any of their Affiliates following the Closing will be given full credit for their years of service with the Company before the Closing for purposes of vesting and eligibility to participate in Plans of KHC and its Affiliates that are made available to such employees after the Closing. KHC agrees to maintain levels of employee benefits (other than equity-based benefits) that are, in the aggregate, comparable to those provided by the Company prior to Closing for at least eighteen (18) months following the Closing.

7.8             Manager and Officer Indemnification.

(a)              KHC agrees that it will cause, for a period of six (6) years after the Closing, all rights to indemnification existing immediately prior to the Closing in favor of the managers (both in their capacity as managers and officers of the Company) of the Company at or prior to the Closing as provided for in the Company Operating Agreement as of the date hereof to continue (without amendment or modification in any way unless required by Law) in full force. Subject to the foregoing, KHC may, from and after the Closing, cause the Company to merge, dissolve or reorganize.

(b)              This Section 7.8 will be binding on all successors and assigns of the Company and KHC. In the event that KHC or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision will be made so that such successors and assigns will assume all obligations set forth in this Section 7.8.

7.9             Tax Returns.

(a)              Periods Ending on or Before the Closing Date. The Company, at its cost and expense, will prepare or cause to be prepared and timely file all Tax Returns required to be filed by or on behalf of the Company after the Closing Date which apply to periods ending on or prior to the Closing Date. No later than fifteen (15) days prior to filing, the Company will deliver to Contributor all such Tax Returns and will permit Contributor to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Contributor. Any Taxes of the Company with respect to such period, shall be paid by the Company; provided, that to the extent such Taxes were not included as a liability or not reserved against in the calculation of Closing Date Net Working Capital, the Company will be reimbursed by the Contributor, at Contributor’s option, by either (i) payment in cash or (ii) set off of the outstanding principal under Section 8.2(b) hereof and the terms of the Escrow Note.

(b)              Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of the Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, the Company, at its cost and expense, will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company and file or cause to be filed any such Tax Returns. The Company will permit Contributor to review and comment on each such Tax Return described in the preceding sentence at least fifteen (15) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by Contributor. Any Taxes of the Company with respect to the portion of such period ending on the Closing Date, (i) to the extent such Taxes were included as a liability or reserved against in the calculation of Closing Date Net Working Capital, shall be paid by the Company or (ii) to the extent such Taxes were not included as a liability or not reserved against in the calculation of Closing Date Net Working Capital, will be paid by Contributor, at Contributor’s option, by either (i) payment in cash or (ii) set off of the outstanding principal under Section 8.2(b) hereof and the terms of the Escrow Note. For purposes of this Section 7.9(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date.

(c)              The Company and KHC will prepare or cause to be prepared all Tax Returns of the Company for periods commencing after the Closing Date and will be responsible for paying any Taxes shown as due on such Tax Returns, and neither any Member nor Contributor shall be liable for any such Taxes, whether as a result in a reduction in the Aggregate Consideration, other consideration hereunder or otherwise.

(d)              The parties hereto agree that, for income Tax purposes, all operations of the Company through the end of the Closing Date, including the payment of compensation to the DCU Participants pursuant to Section 2.2(a), will be reflected on either the Company’s or the Contributor’s partnership Tax Returns for the period ending on the Closing Date. The parties further agree that, for income Tax purposes, the Company will be treated as a disregarded entity for the period beginning on the day after the Closing Date.

(e)              The Aggregate Consideration paid hereunder shall be allocated among the assets of the Company as mutually agreed by KHC and Contributor within thirty (30) days after the Closing Date (the “Allocation Schedule”). Contributor and KHC agree to use the allocations determined pursuant to the Allocation Schedule for all Tax purposes. Contributor and KHC agree to (i) be bound by the Allocation Schedule, (ii) act in a manner consistent with the Allocation Schedule in the preparation of financial statements and filing of all state and United States federal income Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation Schedule for any Tax purposes.

7.10           Cooperation on Tax Matters.

(a)           KHC, the Members, Contributor and the Company (each at its, his or her own expense) will cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of all Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other parties’ request) the provision of records and information that are reasonably relevant to any such audit, Tax Return or other action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. KHC and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the relevant taxable periods (and any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority.

(b)           Except in connection with an audit resolved pursuant to Section 7.10(c) (including consistent correlative adjustments for non-audited taxable periods), neither KHC, the Company nor any Affiliate thereof may amend a Tax Return of the Company or file or amend any Tax election of the Company, in each case, for a taxable period beginning prior to the Closing Date, without the consent of Contributor, not to be unreasonably withheld, delayed or conditioned. KHC will, upon request by Contributor, and at its sole expense, cooperate in the preparation of and submission to the proper Governmental Authority of any such amended Tax Return which is required to cause such Tax Return to be consistent with adjustments to the Tax Returns of the Company for any other taxable period proposed by any Governmental Authority, or to give effect to an allowable loss carryback or carryover from a taxable period of the Company ending on or before the Closing Date.

(c)           If the Company or KHC receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to the Company which may give rise to liability of the Members or Contributor hereunder, the Company or KHC, as applicable, will promptly notify Contributor, within ten (10) Business Days of the receipt of such notice. The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties (including indemnity obligations hereunder). Contributor will have the right to represent the Company’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of Contributor’s choice, but reasonably satisfactory to KHC, at Contributor’s expense, but only to the extent such audit or other proceeding pertains to taxable periods ending on or before the Closing Date. KHC will have the right to participate in such proceeding at its own expense, and will be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of the Members or Contributor. KHC and the Members and Contributor will be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period that includes but does not end on the Closing Date. Notwithstanding the foregoing, neither the Members nor Contributor will agree to any settlement for any taxable period that would affect Tax liabilities of KHC or the Company for any taxable period beginning on or after the Closing Date without prior written consent of KHC, not to be unreasonably, withheld or delayed.

7.11           Tax Adjustment.

Within forty-five (45) days of receipt of any KHC Shares pursuant to Section 2.2(d) by the Contributor (the “Deferred Consideration”), each member of Contributor shall calculate (i) such Person’s state and federal Tax liability incurred from receipt of such Person’s portion of such Deferred Consideration, which shall include interest payable or already paid to any taxing authority on any deferred Tax liability under Section 453A of the Code and shall take into account such portion of the Deferred Consideration that is treated as imputed interest under the applicable provisions of the Code and Treasury Regulations, and (ii) such Person’s state and federal Tax liability for such Deferred Consideration had such consideration been received at Closing and the transactions contemplated under this Agreement, in their totality, qualified as a transfer under Section 351(a) of the Code (and assuming the Deferred Consideration was received at Closing, and then sold, at its then current fair market value, at the time of the Contributor’s receipt thereof pursuant to Section 2.2(d)). If with respect to any such Person the amount in clause (i) is greater than the amount in clause (ii) (the “Tax Amount”), KHC shall pay in cash as additional consideration the following portion of the aggregate Tax Amount for all such Persons (not per individual): (A) the first Two Hundred and Fifty Thousand Dollars ($250,000) of the aggregate Tax Amount; and (B) one-half of any excess of the aggregate Tax Amount over Two Hundred and Fifty Thousand Dollars ($250,000) up to a total for all aggregate Tax Amount payments of Five Hundred Seventy Five Thousand Dollars ($575,000), as “grossed up” to take into account any incremental Tax cost to such Person occasioned by the payment of such difference. The calculation by each member of Contributor of such Person’s Tax Amount and supporting work papers shall be submitted to KHC for its review. The calculation by each member of Contributors of such Person’s Tax Amount shall be final and binding on the parties unless, within thirty (30) days after delivery to KHC, KHC delivers to such Person a Dispute Notice with respect thereto, specifying in reasonable detail the items in dispute. In the event that a party delivers a Dispute Notice, the provisions of Section 2.2(b) governing a Closing Date Net Working Capital dispute shall be followed for resolution of a dispute concerning this Section 2.2(e). KHC shall pay to each Member of Contributor such Person’s Tax Amount within ten (10) Business Days of the final determination of such amount.

7.12          Certain Post-Closing Payments.

(a)           Within thirty (30) days following the Closing Date, KHC shall pay to Contributor, as additional Cash Consideration, any Cash of the Company as of the Closing Date that the Company did not distribute to Contributor or any other member of the Company entitled thereto on or prior to the Closing Date.

(b)           In the event that, following the Closing Date, the Company receives A5XP Protest Reimbursements which in the aggregate are greater than the amount of the A5XP Protest Reimbursement included in the final calculation of Closing Date Net Working Capital, then within five (5) Business Days of the date such A5XP Protest Reimbursements are received, KHC shall pay to Contributor, as additional Cash Consideration sixty percent (60%) of the difference between (i) the aggregate amount of all A5XP Protest Reimbursements and (ii) the amount of the A5XP Protest Reimbursement included in the final calculation of Closing Date Net Working Capital.

SECTION 8: INDEMNIFICATION

8.1             Survival Period.

Each of the representations, warranties, covenants, indemnities and other agreements contained in this Agreement or in any other Transaction Document shall survive for purposes of this Section 8 as follows: (i) the representations and warranties shall survive until the date that is twelve (12) months following the Closing Date (the “Survival Termination Date”), except the representations and warranties set forth in Sections 4.1 (Title to Interests), 4.2 (Organization, Authority, and Capacity), 4.3 (Execution and Enforceability), 5.2 (Authorization, Execution and Enforceability), 5.5 (The Interests), 6.2 (Authorization, Execution and Enforceability) and 6.9 (Capitalization; KHC Shares) shall survive forever, (ii) the representations and warranties set forth in Sections 5.16 (Environmental Matters), 5.18 (Tax Matters), 5.19 (Employee Benefit Plans) and 6.15 (Tax Matters) shall survive until the expiration of any applicable statute of limitations (after giving effect to any extension or waiver) plus forty-five (45) days, and (iii) the covenants and agreements set forth in Section 7 and this Section 8 shall survive forever (unless such earlier time is provided for herein). No party shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or agreement after the Survival Termination Date. In the event, however, that notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement under Sections 8.2 or 8.3 of this Agreement is given to the other party in accordance with Section 10.5 prior to or on the Survival Termination Date, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

8.2             Indemnification by the Members and Contributor.

(a)           Subject to Section 8.1, Contributor and each Member hereby agrees that, from and after the Closing Date, they shall jointly and severally indemnify, defend and hold harmless KHC, the Company (post-Closing), their Affiliates, and, as applicable, their respective directors, officers, employees, members, shareholders and agents and their heirs, successors and assigns (collectively, the “KHC Indemnified Parties”) from and against any demands, claims, obligations, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and disbursements and the cost of litigation) (collectively, “Losses”) asserted against, imposed on, incurred, sustained or suffered by any such KHC Indemnified Party relating to or arising out of (a) the breach or violation of, or failure to perform, any representation, warranty, covenant or agreement of any Member, Contributor or the Company contained in this Agreement and any Tax Loss imposed or to be imposed on KHC or any member of the KEYW Group as a result of a breach or violation of a representation or warranty set forth in Section 5.18 (Tax Matters) (provided, that Members’ obligation to indemnify for breaches of Sections 3 and 4 or for breaches of covenants or agreements shall be several and not joint), (b) any Losses incurred in connection with the DCU Plans and termination of the Buy-Sell Agreement except to the extent such Losses were included as a liability or reserved against in the calculation of Closing Date Net Working Capital, (c) any Losses for any Taxes or the nonpayment thereof of Contributor or the Company with respect to any Tax period or portion thereof ending on or before the Closing Date except to the extent such Taxes were included as a liability or reserved against in the calculation of Closing Date Net Working Capital and (d) any Losses incurred in connection with the claims against the Company by Patti Comden in connection with her employment; ((b), (c) and (d) are collectively referred to as the “Retained Losses”). KHC’s indemnification rights under this Agreement will not be limited or otherwise affected by any knowledge obtained by KHC prior to the Closing, with respect to any inaccuracy or breach of any of the Members’, Contributor’s or the Company’s representations and warranties.

(b)           Any payments that the Members or Contributor are obligated to make to any KHC Indemnified Party shall (i) first be charged against the outstanding principal amount due under the Escrow Note if such Escrow Note is outstanding at the time indemnification is sought and (ii) second may, at KHC’s election, be charged against any amounts of cash or KHC Shares due to Contributor under Section 2.2(d) hereof if any amounts remain to be paid or issued under Section 2.2(d) at the time indemnification is sought (unless a Member or Contributor, by written notice to KHC, elects to pay his or its portion of such Losses in cash). In the event that a claim for indemnification under this Section 8 is asserted by a KHC Indemnified Party in writing prior to the date upon which the Escrow Note becomes due or prior to the payment of the final amount of KHC Shares and/or cash due under Section 2.2(d) (an “Unresolved Claim”), KHC shall withhold such amount from the principal paid (and reduce the interest calculated on such principal accordingly) upon maturity of the Escrow Note based on the amount of the Claim or, if such Escrow Note is no longer outstanding or insufficient for purposes of satisfying such Claim, KHC may withhold such amounts of cash or KHC Shares due under Section 2.2(d) based on the amount of the Unresolved Claim (the amount to first be withheld from any KHC Share consideration due), equal to the amount that it estimates in good faith will be required to satisfy the indemnification obligation with respect to such Unresolved Claim. For purposes of the preceding two sentences of this Section 8.2(b), any KHC Shares withheld or charged against by KHC shall be valued at the greater of (i) the then current Fair Market Value of the KHC Shares or (ii) the Minimum Deemed Value Per Share. Within five (5) Business Days following the final outcome of an Unresolved Claim, (i) if a KHC Indemnified Party is owed any Losses and a Member has elected to pay such Losses in cash, such Member or Contributor, as the case may be, will pay such amounts to the applicable KHC Indemnified Party, and (ii) any amount retained by KHC (taking into account any cash payment by a Member or Contributor) in excess of the indemnification obligations related thereto shall be paid by KHC to the Contributor together with interest thereon calculated in accordance with the terms of the Escrow Note. To the extent the amount withheld under the Escrow Note is insufficient for purposes of satisfying an indemnification obligation (or the Escrow Note has been paid by KHC prior to payment by the Members or Contributor of the indemnity obligation) or the KHC obligations under Section 2.2(d) to issue stock and/or cash to the Contributor have been satisfied, any amount remaining to be paid that cannot be offset by cancellation of the Escrow Note or nonpayment of any consideration due under Section 2.2(d) shall be paid either: (i) in cash to the KHC Indemnified Parties by the Members or Contributor or (ii) in shares of KHC common stock valued at its then current Fair Market Value; provided, however, that any liability of the Members in excess of the aggregate amount due pursuant to the Escrow Note and Section 2.2(d) will be several and not joint.

(c) For purposes of this Agreement, “Tax Loss” shall mean the present value at the time of a breach or violation of a representation or warranty set forth in Section 5.18 (Tax Matters) of any Taxes that would reasonably be expected to be incurred by KHC or any member of the KEYW Group in the event of such a breach or violation, in excess of the present value of any Taxes that would reasonably be expected to be incurred by KHC or any member of the KEYW Group absent such breach or violation. The calculation by KHC of the Tax Loss amount shall be final and binding on the parties unless, within thirty (30) days after delivery of KHC’s calculation of any Tax Loss to Contributor and the Members, Contributor and/or the Members deliver to KHC a Dispute Notice with respect thereto, specifying in reasonable detail the items in dispute. In the event that a party delivers a Dispute Notice under this Section 8.2(c), the provisions of Section 2.2(b) governing a Closing Date Net Working Capital dispute shall be followed for resolution of a dispute concerning this Section 8.2(c). The Contributor and/or the Members shall pay to KHC the amount of such Tax Loss within thirty (30) days of the final determination of such amount.

8.3             Indemnification by KHC.

Subject to Section 8.1, KHC hereby agrees that, from and after the Closing Date, it shall indemnify, defend and hold harmless the Members, Contributor, their Affiliates and their respective successors, heirs, assigns, directors, officers, employees and agents (the “Contributor Indemnified Parties”) from and against any Losses incurred or suffered by any such Contributor Indemnified Party relating to or arising out of the breach or violation of, or failure to perform, any representation, warranty, covenant or agreement of KHC contained in this Agreement or the Promissory Notes. The Contributors Indemnified Parties’ indemnification rights under this Agreement will not be limited or otherwise affected by any knowledge obtained by the Members, Contributor or the Company prior to the Closing, with respect to any inaccuracy or breach of any of the KHC’s representations and warranties.

8.4         Third Party Claims.

Promptly after the receipt by either a Contributor Indemnified Party or a KHC Indemnified Party (in either case an “Indemnified Party”) of notice of the commencement of any action against such Indemnified Party by a third party (a “Claim”), such Indemnified Party shall, if a Claim with respect thereto is to be made pursuant to Section 8.2 or Section 8.3, give the Members and Contributor or KHC, as the case may be (in either case an “Indemnifying Party”) written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party along with a copy of the Claim. The failure to give such notice shall not relieve the Indemnifying Party from any obligation under this Section 8 except where, and then solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifying Party. If the Claim relates to Losses for which the Indemnified Party is entitled to indemnification pursuant to this Section 8, the Indemnifying Party shall have the right to defend such Claim, at the Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to Indemnified Party. If the Indemnifying Party assumes the defense of such Claim, the Indemnified Party shall reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby. The Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim. Neither the Indemnifying Party nor any Indemnified Party will consent, without the prior written consent of the other, to the entry of any judgment or enter into any settlement with respect to such Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Claim. Notwithstanding the foregoing, an Indemnified Party shall be entitled to participate with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party or, (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between either the Indemnifying Party and the Indemnified Party which would materially prejudice the Indemnified Party. Regardless of which party shall assume the defense of such Claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such Claim.

8.5         Limitations on Indemnification.

(a)           Other than Losses arising from breach of Sections 4.1 (Title to Interests), 4.2 (Organization, Authority, and Capacity), 4.3 (Execution and Enforceability), 5.2 (Authorization, Execution and Enforceability), 5.5 (The Interests), 5.16 (Environmental Matters), 5.18 (Tax Matters), and 5.19 (Employee Benefit Plans) (collectively, the “Non-Basket Representations”), breach of the covenants contained in this Agreement, and the Retained Losses, no amount is required to be paid by the Members or Contributor with respect to claims for indemnification under this Section 8 unless and until the aggregate amount of all Losses arising out of Claims otherwise payable by the Members under this Section 8 exceeds $400,000. At such time as the total amount payable by the Members and Contributor exceeds $400,000 in the aggregate, the KHC Indemnified Parties shall be entitled to be indemnified against the full amount of all Losses that have been incurred or suffered by the KHC Indemnified Parties in excess of the $400,000 threshold (i.e., a deductible basket). The Members’ total liability under this Section 8 shall not exceed, in the aggregate, Five Million Five Hundred Thousand Dollars ($5,500,000)(the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to indemnification obligations relating to or arising out of the breach of any of the Non-Basket Representations, the Retained Losses or the covenants set forth in this Agreement; and provided, further that in no event shall the total liability of the Members and Contributor hereunder exceed the Aggregate Consideration (with the KHC Shares valued at the Minimum Deemed Value Per Share) and provided, further, that each Member’s total liability under this Agreement shall not exceed the value of the Aggregate Consideration (with the KHC Shares on a per share basis valued at the Minimum Deemed Value Per Share) received by such Member.

(b)         Other than Losses arising from breach of representations and warranties set forth in 6.2 (Authorization, Execution and Enforceability), 6.9 (Capitalization; KHC Shares) and 6.15 (Tax Matters) (collectively, the “KHC Non-Basket Representations”), breach of the covenants contained in this Agreement, no amount is required to be paid by KHC with respect to claims for indemnification under this Section 8 unless and until the aggregate amount of all Losses arising out of Claims otherwise payable by KHC under this Section 8 exceeds $400,000. At such time as the total amount payable by KHC exceeds $400,000 in the aggregate, the Contributor Indemnified Parties shall be entitled to be indemnified against the full amount of all Losses that have been incurred or suffered by the KHC Indemnified Parties in excess of the $400,000 threshold (i.e., a deductible basket). The KHC’s total liability under this Section 8 shall not exceed, in the aggregate, Five Million Five Hundred Thousand Dollars ($5,500,000) (the “KHC Indemnity Cap”); provided, however, that the KHC Indemnity Cap shall not apply to indemnification obligations relating to or arising out of the breach of any of the Non-Basket Representations or the covenants set forth in this Agreement.

(c)         Solely for purposes of determining the amount of Losses or Tax Losses that an Indemnified Party has suffered, and not for determining whether a representation or warranty in this Agreement is inaccurate or has been breached by a party hereunder, where such representation or warranty is modified or otherwise qualified by the terms “material” or Material Adverse Effect“ (or other words of similar import), such terms or qualifiers will be ignored.

(d)        The amount of any Losses or Tax Losses payable under this Section 8 shall be net of any amounts actually recovered by Indemnified Parties under applicable insurance policies after reducing such amounts by the costs of recovery (including deductibles, retroactive or retrospective premium adjustments, experienced based premiums) and any increase in the cost of insurance. If an Indemnified Party receives any amounts under such applicable insurance policies subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount and any increased insurance costs resulting therefrom. The Indemnified Parties shall be under no obligation to seek first recovery under such insurance coverage, but will use commercially reasonable efforts subsequently to seek recovery from any insurance coverage that may be available if, in the reasonable opinion of such Indemnified Party, doing so will not materially jeopardize any rights to continued coverage it may have under its insurance coverage.

(e)         To the extent claims for indemnification pursuant to this Section 8 do not involve a third party claim, an Indemnifying Party shall not be responsible or liable for Losses or Tax Losses or other amounts under this Section 8 that are speculative, punitive, consequential, incidental, indirect or special damages, “multiple of profit or cash flow”, diminution of value or other premium damages.

(f)         Notwithstanding anything herein to the contrary, no party is entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, or any other Transaction Document executed in connection with this Agreement or otherwise.

(g)         Notwithstanding anything else in this Section 8 to the contrary, no party shall be limited, at any time, from recovering any and all Losses or Tax Losses incurred or suffered by it relating to or arising out of or in connection with fraud.

8.6         Cooperation.

The parties shall cooperate with any reasonable request of the other and make available, at the other’s expense, all information (but excluding privileged communications) necessary for the other to pursue any indemnification or reimbursement from a third party for any Losses or Tax Losses in the event that the other elects to pursue such indemnification or reimbursement. Each party agrees to use reasonable efforts to mitigate any Loss or Tax Loss which forms the basis of a Claim hereunder. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Aggregate Consideration for all Tax purposes, and no party will take any position inconsistent with such characterization.

8.7         Subrogation.

Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights

8.8         Exclusive Remedy.

Other than equitable remedies arising out of breaches or other violations of this Agreement, fraud, or as otherwise provided in other documents delivered in connection herewith, the indemnification provided by this Section 8 shall be the sole and exclusive remedy of the Indemnified Parties for any Claims in connection with the transactions contemplated by this Agreement.

SECTION 9: DELIVERIES AT CLOSING

9.1         Deliveries by Contributors, the Member or the Company at the Closing.

At the Closing, the Members, Contributor or the Company, as applicable, shall deliver the following:

(a)          a certified copy of the resolutions adopted by the member and the board of managers of each of Contributor and the Company authorizing the transactions contemplated by this Agreement;

(b)          a Virginia good standing certificate for each of Contributor and the Company as of a date not more than fifteen days prior to the Closing Date;

(d)          the employment agreements entered into between each of Curry and Wilshere and KHC;

(e)          the Flow of Funds Memorandum;

(f)           evidence satisfactory to KHC of (i) the satisfaction of the obligations of the Contributor and the Company to be fulfilled at the Closing under the Deferred Compensation Unit Plan for Employees and Other Non-Advisors of The TAG Analysis Group, LLC and the Deferred Compensation Unit Plan for Advisors of the TAG Analysis Group, LLC (collectively, the “DCU Plans”), (ii) the termination of the DCU Plans, and (iii) full releases of those individuals listed on Exhibit C hereof who received payment pursuant to either of the DCU Plans;

(g)          all consents of third parties which are required to be obtained in order to consummate the transactions contemplated and are listed on Schedule 9.1(h);

(h)          joinder agreements to the Amended and Restated Stockholders’ Agreement dated as of May 22, 2009 and the Amended and Restated Registration Rights Agreement dated as of May 22, 2009; and

(i)           such other documents as KHC may reasonably request.

9.2         Deliveries by KHC to Contributors at the Closing.

At the Closing, KHC shall deliver the following to the Members and Contributor, as applicable:

(a)          the Aggregate Consideration in accordance with Section 2.2(a);

(b)          a certified copy of the resolutions adopted by the board of directors of KHC and KEYW authorizing the transactions contemplated by this Agreement;

(c)          Maryland good standing certificates for KHC and KEYW as of a date not more than fifteen days prior to the Closing Date;

(d)          the employment agreements entered into between each of Curry and Wilshere and KHC;

(e)           joinder agreements to the Amended and Restated Stockholders’ Agreement dated as of May 22, 2009 and the Amended and Restated Registration Rights Agreement dated as of May 22, 2009; and

(f)           such other documents as the Contributors may reasonably request.

SECTION 10: MISCELLANEOUS

10.1       Interpretation.

When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit, to, this Agreement unless otherwise indicated. All terms used herein in the singular shall be deemed to include the plural, and vice versa, as the context may require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.2       Governing Law.

(a)           This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the Laws of the State of Maryland, excluding the choice of Law rules thereof.

(b)           THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.3       Counterparts; Facsimile.

This Agreement may be executed in one or more counterparts and by facsimile (or other electronic transmission of signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.4       Notices.

(a) All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)           If to Contributor:

TAG Holdings, LLC
c/o D. Patrick Curry
316 Van Buren Street
Falls Church, VA 22046

with a copy (which shall not constitute notice) to:

Holland Knight, LLP
1600 Tysons Boulevard, Suite 700
McLean, VA 22102
Attn: William Mutryn and Marisa C. Terrenzi

(iii)         If to the Members:

D. Patrick Curry
316 Van Buren Street
Falls Church, VA 22046

2008 Dennis Patrick Curry Grantor Retained Annuity Trust
c/o D. Patrick Curry, Trustee
316 Van Buren Street
Falls Church, VA 22046

Kevin B. Wilshere
12773 Lost Creek Court
Manassas, VA 20112

with a copy (which shall not constitute notice) to:

Holland Knight, LLP
1600 Tysons Boulevard, Suite 700
McLean, VA 22102
Attn: William Mutryn and Marisa C. Terrenzi

(ii)          If to KHC or the Company following the Closing:

The KEYW Holding Corporation
1334 Ashton Road, Suite A
Hanover, MD 21076
Attn: John Krobath

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attention: A. Lynne Puckett

(b)           Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.5       Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.6       Binding Effect.

All terms of this Agreement, whether so expressed or not, shall be binding upon the respective successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

10.7       Assignment.

This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties.

10.8       No Third Party Beneficiaries.

Except as specifically set forth in Section 8, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

10.9       Reserved.

[Reserved].

10.10     Entire Agreement; Amendments and Waivers.

This Agreement and the exhibits, schedules, certificates and other documents delivered in connection with this Agreement and the Closing contain and constitute the entire agreement and understanding between the parties related to the subject matter hereof and the Closing and supersede and cancel all prior agreements and understandings relating to the subject matter hereof and the Closing, whether written or oral. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto.

10.11     Guaranty.

Guarantor does hereby unconditionally and irrevocably guarantee to Contributor the prompt payment and performance of all obligations, monetary or non monetary, of KHC now or hereafter owed to the Contributor pursuant to this Agreement (collectively, the “Obligation”), and does hereby agree that if the Obligation or any portion thereof is not paid by KHC, Guarantor will make such payments upon written demand by Contributor. Guarantor hereby waives and agrees not to assert or take advantage of any defense, including unenforceability (because of bankruptcy or for any other reason) of the Obligation, except the defense of payment in full of the Obligation. Guarantor acknowledges that Guarantor is entering into this Agreement in order to induce Contributor to consummate the transaction contemplated by this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be executed as of the date first written above.

TAG HOLDINGS, LLC

By:	/s/ D. Patrick Curry
	Name:	D. Patrick Curry
	Title:	Manager

THE ANALYSIS GROUP, LLC

By:	/s/ D. Patrick Curry
	Name:	D. Patrick Curry
	Title:	Manager

THE KEYW HOLDING CORPORATION

By:	/s/ Leonard E. Moodispaw
Name: Leonard E. Moodispaw
Title: Chief Executive Officer

MEMBERS:

2008 Dennis Patrick Curry Grantor Retained Annuity Trust

By:	/s/ D. Patrick Curry
D. Patrick Curry, Trustee

/s/ D. Patrick Curry
D. Patrick Curry

/s/ Kevin B. Wilshere
Kevin B. Wilshere

GUARANTOR, solely for the purposes of Section 10.11 of the Agreement

THE KEYW CORPORATION

By:	/s/ Leonard E. Moodispaw

Name: Leonard E. Moodispaw

Title: Chief Executive Officer

Exhibit A
Contributor and Company Ownership

Contributor Ownership

Contributor
Ownership
Name of Contributor Interest Holder	Percentage (%)

D. Patrick Curry	42.81%

2008 Dennis Patrick	8.19%
Curry Grantor Retained
Annuity Trust

Kevin B. Wilshere	49%

Total	100%

Company Ownership

Name of Company Interest Holder	Company Ownership Percentage (%)

TAG Holdings, LLC	100%

Exhibit B-1

Form of Consideration Note

Exhibit B-1

Form of Escrow Note